Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ENSCO PLC,

ECHO MERGER SUB LLC

and

ATWOOD OCEANICS, INC.

Dated as of May 29, 2017

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 29, 2017, is by and among Ensco plc, a public limited company organized under the Laws of England and Wales (“Parent”), Echo Merger Sub LLC, a Texas limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and Atwood Oceanics, Inc., a Texas corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”).

WITNESSETH:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Texas Business Organizations Code (“TBOC”), the Parties intend that Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) unanimously determined that it is in the best interests of the Company and the Company Shareholders to enter into this Agreement and the transactions contemplated hereby, including the Merger, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to submit this Agreement to a vote of the Company Shareholders and recommend approval of this Agreement by the Company Shareholders;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) unanimously determined that it is in the best interests of Parent and the Parent Shareholders to enter into, and has declared advisable, this Agreement and the transactions contemplated hereby, including the Merger, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the passing of the Parent Shareholder Resolutions by the Parent Shareholders;

WHEREAS, Parent, as the sole member of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and approved this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1                                    The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the TBOC, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue its existence under Texas Law as the Surviving Company in the Merger and a wholly owned subsidiary of Parent.

Section 1.2                                    Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main Street, 37th Floor, Houston, Texas as soon as practicable (and in any event within five business days) after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.  The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3                                    Effective Time.  On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Texas a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the TBOC in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Texas or at such other, later date and time as is agreed between the Parties and specified in the Certificate of Merger in accordance with the relevant provisions of the TBOC  (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4                                    Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the TBOC.

Section 1.5                                    Organizational Documents of the Surviving Company.  At the Effective Time, the Company Charter and Company Bylaws as in effect immediately prior to the Effective Time will remain unchanged and will be the articles of incorporation and bylaws of the Surviving Company until duly amended in accordance with the terms thereof and applicable Law.

Section 1.6                                    Directors and Officers.  Subject to applicable Law, the officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7                                    Parent Board.

(a)                                 Parent shall take such actions as are necessary for the Parent Board to expand the size of the Parent Board and to appoint two persons designated by the Company (the “Alpha Director Nominees”) to fill such vacancies, effective as of the Effective Time, to serve until such person’s successor is elected by the Parent Shareholders or until such person’s death, retirement, resignation or removal by the Parent Shareholders. Each designee shall be a current non-employee director of the Company as agreed between Parent and the Company and shall qualify as an independent director of Parent under the listing rules of the NYSE.

(b)                                 Except as provided in Article II, the Parties shall ensure that the remuneration (including any share or stock awards) to be paid to the Alpha Director Nominees after the Effective Time shall be compatible with Parent’s directors’ remuneration policy.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1                                    Effect on Capital Stock.

(a)                                 At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares of Company Common Stock or limited liability company interests of Merger Sub:

(i)                                     Limited Liability Company Interest of Merger Sub.  The sole limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Company and shall constitute the only outstanding shares of capital stock of the Surviving Company.

(ii)                                  Cancellation of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Merger Sub or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii)                               Conversion of Company Common Stock.  Subject to the other provisions of Article II, each share of Company Common Stock issued and outstanding immediately prior to or upon the Effective Time, excluding any Cancelled Shares (each, a “Company Share”), shall be converted automatically into and shall thereafter represent the right to receive 1.60 (the “Exchange Ratio”) Parent Class A Ordinary Shares (the “Merger Consideration”), credited as fully paid and free from all Liens.

All Company Shares converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated Company Shares represented by book-entry form

(“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such Company Shares (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and the Fractional Share Cash Amount into which the Company Shares represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1, as well as any amounts to which holders of Company Shares become entitled in accordance with Section 2.2(e).

(b)                                 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger and the other transactions contemplated hereby.

(c)                                  Certain Adjustments.  If, between the date of this Agreement and the Effective Time (and as permitted by Article V), the outstanding Company Shares or Parent Class A Ordinary Shares shall have been changed into, or exchanged for, a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, share split, reverse share split, combination or exchange of shares, or a stock dividend shall be declared with a record date within such period, or any similar event shall have occurred, then the Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 2.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by Section 5.1 or the other terms of this Agreement.

(d)                                 No Fractional Shares. No fractional Parent Class A Ordinary Shares shall be issued in connection with the Merger, no certificates or scrip representing fractional Parent Class A Ordinary Shares shall be delivered upon the conversion of Company Shares pursuant to Section 2.1(a)(iii), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Class A Ordinary Shares. Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Class A Ordinary Share (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the Parent Closing Price by (ii) the fraction of a Parent Class A Ordinary Share (after taking into account all Company Shares held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional Parent Class A Ordinary Shares.

Section 2.2                                    Exchange of Certificates.

(a)                                 Exchange Agent.  Prior to the Closing Date, Parent shall appoint a bank or trust company that is reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement.

(b)                                 Exchange Fund.  As of the Effective Time, Parent shall (i) allot to each holder of record of Company Shares such whole number of Parent Class A Ordinary Shares as such holder is entitled to receive under Section 2.1(a)(iii), which allotment shall be conditional only upon (and such Parent Class A Ordinary Shares shall be issuable upon) compliance with Section 2.2(d), and (ii) make available to the Exchange Agent cash sufficient to pay the aggregate Fractional Share Cash Amounts payable (such Parent Class A Ordinary Shares as are allotted to the holders of record of Company Shares, together with any dividends or distributions with respect thereto, and the cash sufficient to pay the aggregate Fractional Share Cash Amount, the “Exchange Fund”).

(c)                                  Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event within five business days of the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of Company Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass (as applicable), only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares (as applicable) in exchange for the Merger Consideration, any Fractional Share Cash Amount and any amounts to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e).

(d)                                 Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent, if applicable, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration deliverable in respect of the shares represented by such Certificates or Book-Entry Shares pursuant to this Agreement, together with any Fractional Share Cash Amount and amounts to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any Parent Class A Ordinary Shares to be issued upon due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be issued to a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration deliverable in respect of the shares represented by such Certificates or Book-Entry Shares pursuant to this Agreement, together with any Fractional Share Cash Amount and any amounts to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e).

(e)                                  Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Class A Ordinary Shares (or amounts in respect thereof), shall be paid to the holder of any unsurrendered Company Share to be converted into Parent Class A Ordinary Shares pursuant to Section 2.1(a)(iii) until such holder shall surrender such share in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of a Company Share to be converted into Parent Class A Ordinary Shares pursuant to Section 2.1(a)(iii), the holder thereof shall be entitled to receive (in addition to the Merger Consideration and any Fractional Share Cash Amount) an amount equal to any such dividends or other distributions, without any interest thereon, which had been paid upon a Parent Class A Ordinary Share prior to such time (or had been declared prior to such time but are unpaid at such time) multiplied by the number of Parent Class A Ordinary Shares being issued to such holder.

(f)                                   No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered in accordance with the terms of this Article II upon conversion of any Company Shares, together with the Fractional Share Cash Amount and any amounts to which such Company Shares become entitled in accordance with Section 2.2(e), shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as shareholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d) (together with any Fractional Share Cash Amount and any amounts to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing Company Shares are presented to the Surviving Company, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(g)                                  Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book- Entry Shares pursuant to this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(h)                                 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration, the Fractional Share Cash Amount and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

(i)                                     No Liability. None of Parent, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger

Consideration or any cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Parent, free and clear of all claims or interest of any person previously entitled thereto.

(j)                                    Withholding Rights. Each of the Surviving Company, Parent, Merger Sub and the Exchange Agent, and their respective affiliates (without duplication), shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Book-Entry Share in respect of which such deduction and withholding was made.

(k)                                 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(h), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.3                                    Stock Awards.

(a)                                 Company Restricted Stock Units. As of the Effective Time, each award of Company restricted stock units other than any Company restricted stock units that are required to be settled in cash (“Company RSUs”) that is outstanding as of immediately prior to the Effective Time, shall, in accordance with the terms of such awards, become fully vested as of the Effective Time, with such awards that are subject to performance-based vesting terms or conditions becoming earned and vested at the target level or such higher level as determined by the compensation committee of the Company Board in its sole discretion (but not to exceed 200% of the target level).  As soon as practicable after the Effective Time, such Company RSUs will be settled through the issuance to the holders thereof of Parent Class A Ordinary Shares in an amount equal to the number of shares of Company Common Stock originally subject to such award of Company RSUs, multiplied by the Exchange Ratio (rounded down to the nearest whole share), and otherwise in accordance with the terms of such awards and subject to the holder’s obligations to satisfy any tax withholding obligations in connection with the settlement of such awards.  Each award of Company restricted stock units that is required to be settled in cash shall be treated in accordance with the terms of such award.

(b)                                 Company Stock Options. Each award of stock options that has been granted under the Company Stock Plans (each, an “Existing Option”) and that remains outstanding and unexercised immediately prior to the Effective Time, shall, as of the Effective Time, automatically and without any further action being required, become fully vested and exercisable and converted into a stock option relating to Parent Class A Ordinary Shares, on the same terms and conditions (including expiration terms) as were applicable to such Existing Option immediately prior to the Effective Time (each, a “Converted Option”), except that (A) the number of Parent Class A Ordinary Shares subject to such Converted Option shall be determined by multiplying the number of shares of Company Common Stock subject to the corresponding Existing Option immediately prior to the Effective Time by the Exchange Ratio, and then rounded down to the nearest whole share, and (B) the exercise price per share of the Converted Option shall equal the per share exercise or strike price of the Existing Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent.

(c)                                  Company Actions.  The Company shall take, or procure the taking of, all action necessary, as applicable, to provide for the treatment of the Company RSUs and Existing Options (collectively, the “Company Stock Awards”) as set forth in the foregoing provisions of this Section 2.3.

(d)                                 Parent Actions.  As of the Effective Time, Parent shall assume all of the Company Stock Plans, including (i) all of the obligations of the Company with respect to the Company Stock Awards and (ii) with respect to any amount of shares (as adjusted pursuant to the Exchange Ratio) that remain (or may again become) available for future issuance thereunder (“Remaining Stock Plan Shares”), subject to any limitations under applicable Law or any applicable securities exchange listing requirements.  In addition, Parent shall promptly file with the SEC one or more appropriate registration statements with respect to all Converted Options held by individuals who are actively employed or in service with the Company as of the Effective Time and all Parent Class A Ordinary Shares that may be issued in connection with the Company RSUs and Remaining Stock Plan Shares.

Section 2.4                                    Further Assurances.  If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub and the Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the intent and purposes of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Documents filed prior to the date hereof (without giving effect to any amendment to any such Company SEC Document filed on or after the date hereof and excluding any disclosures set forth in any such Company SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Parent as follows:

Section 3.1                             Qualification, Organization, Subsidiaries, Capitalization.

(a)                                 The Company is a corporation duly incorporated and validly existing under the Laws of the State of Texas.  The Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted except for any such failures to have such power and authority as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization and has the requisite entity capacity, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing as a foreign entity (where such concept is recognized under applicable Law) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 The Company has made available to Parent, prior to the date hereof, true and complete copies of the Company Charter, Company Bylaws and the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each of its material Subsidiaries as identified in Section 3.1(b) of the Company Disclosure Schedule (the “Company Material Subsidiaries”), in each case as amended to and in effect as of the date hereof (collectively, the “Company Organizational Documents”).  The Company is not in violation, and none of the Company’s Subsidiaries is in material violation, of any of the Company Organizational Documents.

(c)                                  The authorized capital stock of the Company consists of 180,000,000 shares of common stock, par value $1.00 per share (the “Company Common Stock”), and 1,000,000 shares of preferred stock, no par value (the “Company Preferred Stock”). As of the close of business on May 26, 2017 (i) 80,519,422 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were held in treasury and (iv) up to 760,135 shares of Company Common Stock were available for issuance under the Company Stock Plans, of which amount (A) 647,656 shares of Company Common Stock may be issued upon the exercise of Existing Options, and (B) 2,988,083 shares of Company Common Stock were subject to awards of Company RSU Awards, with performance-based awards reflected in such number at the “target” level. The Company has made available to Parent a complete and correct list of the Company Stock Awards outstanding as of the close of business on May 26, 2017, which includes, with respect to each such Company Stock Award, as applicable, the: (x) exercise price, if applicable, and (y) number of shares of Company Common Stock underlying such award (which number represents, for outstanding Company RSUs that were subject to performance-based vesting under the Company Stock Plans, the “target” level). All outstanding shares of Company Common Stock are, and all such shares of Company Common Stock that may be issued prior to the Effective Time, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 3.1(c), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such equity interests, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (5) make any payment to any person the value of which is derived from or calculated based on the value of any equity security issued by the Company or any of its Subsidiaries or (B) granting any preemptive or antidilutive or similar rights with respect to any publicly traded security issued by the Company or its Subsidiaries. With respect to each grant of the Company Stock Awards, each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act, the Securities Act and all other applicable Laws, including the rules of the NYSE.

(d)                                 Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Company Shareholders on any matter.

(e)                                  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the equity interests of the Company or any of its Subsidiaries.

(f)                                   Except as set forth on Section 3.1(f) of the Company Disclosure Schedule, (i) no Subsidiary of the Company owns any equity interests of the Company and (ii) the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding equity interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than the Company Permitted Liens, and all of such equity interests are duly authorized, validly issued, fully paid and nonassessable (where such concept is applicable and recognized under applicable Law) and free of preemptive rights. Except for equity interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Except for any obligations pursuant to this Agreement, neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Neither the Company nor any of its Subsidiaries has any

obligation, other than pursuant to the Company Stock Plans, to repurchase, redeem or otherwise acquire any equity interests of the Company or any such Subsidiary.

Section 3.2                                    Company Authority Relative to this Agreement; No Violation.

(a)                                 The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other document to be entered into by the Company in connection with the transactions contemplated hereby (together with this Agreement, the “Company Transaction Documents”) and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby and thereby, including the Merger. The execution, delivery and performance of this Agreement and the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board and, except for the Company Shareholder Approval, no other corporate action on the part of the Company or vote of the Company Shareholders is necessary to authorize the execution and delivery by the Company of this Agreement and the other Company Transaction Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby. The Company Board has unanimously duly and validly adopted resolutions (i) approving this Agreement and the other Company Transaction Documents, including the Merger and the other transactions contemplated hereby and thereby and (ii) declaring that it is in the best interests of the Company Shareholders that the Company enter into this Agreement and the other Company Transaction Documents and consummate the Merger and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein. The Company Board has further resolved that it will recommend that the Company Shareholders approve this Agreement (such recommendation referred to herein as the “Company Board Recommendation”). None of the aforementioned resolutions, as of the date hereof, have been rescinded, modified or withdrawn in any way. Each of the Company Transaction Documents has been duly and validly executed and delivered by the Company and, assuming each such Company Transaction Document has been duly authorized, executed and delivered by each other counterparty thereto, each of the Company Transaction Documents constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be subject to (A) the effect of bankruptcy, insolvency, reorganization, receivership, administration, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”).

(b)                                 Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Texas, (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (iv) the rules and regulations of the New York Stock Exchange (“NYSE”), (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any antitrust, competition, foreign investment or similar Laws outside of the United States and (vi) the approvals set forth in Section 3.2(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and

Merger Sub in Section 4.2(b), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, or notice to, any United States, state of the United States or non-United States governmental or regulatory agency, commission, court, body, entity or authority, independent system operator, regional transmission organization, other market administrator, international treaty or standards organization, or national, regional or state reliability organization (each, a “Governmental Entity”) is necessary, under applicable Law, for the execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, Orders, licenses, permits, approvals or filings that, if not obtained or made, would not reasonably be expected to materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  The execution, delivery and performance by the Company of this Agreement do not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) (other than the Company Permitted Liens and any Liens created in connection with any action taken by Parent or its affiliates), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries or any contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.3                                    Reports and Financial Statements.

(a)                                 The Company and each of its Subsidiaries has filed with or furnished to the U.S. Securities and Exchange Commission (“SEC”) all reports, schedules, forms, statements and other documents required to be filed or furnished by it since September 30, 2015 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”). As of their respective dates of filing or, in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, their respective dates of effectiveness, or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents complied, as to form, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Company SEC Documents as of a later date (but before the date hereof) will be deemed to modify information as of an earlier date.

(b)                                 The consolidated financial statements (including all related notes and schedules thereto) of the Company included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and any other adjustments described therein), (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) comply, as to form, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c)                                  There are no outstanding or unresolved comments from, or unresolved issues raised by, the staff of the SEC relating to the Company SEC Documents. The Company has heretofore made available to Parent true, correct and complete copies of all written correspondence between the Company and the SEC occurring since January 1, 2016. None of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review, and no enforcement action has been initiated against the Company relating to disclosures contained in or omitted from any Company SEC Document.

(d)                                 Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s financial statements or other Company SEC Documents.

Section 3.4                                    Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended September 30, 2016, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, which has been provided to Parent, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

Section 3.5                                    No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether known or unknown and whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except for (i) liabilities or obligations disclosed and provided for in the most recent balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations incurred since September 30, 2016 in the ordinary course of business consistent with past practice since the date of such balance sheet, (iv) liabilities or obligations that have been discharged or paid in full, and (v) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6                                    Compliance with Law; Permits.

(a)                                 The Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable international, federal, state, local or foreign law, statute, ordinance, rule, regulation (including the non-applicability of the Takeover Code), convention, treaty, judgment, Order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2015, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, concessions, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, financial assurance instruments, qualifications and registrations and Orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have or to have filed such Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All the Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms and requirements of all material Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Except as set forth in Section 3.6 of the Company Disclosure Schedule, each drilling unit owned or leased by the Company or any of its Subsidiaries which is subject to classification (other than cold stacked rigs) is in class and free of suspension or cancellation to class, and is registered under the flag of its flag jurisdiction.

Section 3.7                                    Absence of Certain Changes or Events.

(a)                                 From October 1, 2016 through the date of this Agreement, except in connection with the negotiation and execution of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b)                                 Since October 1, 2016, there has not been any event, change, effect, development, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8                                    Environmental Laws and Regulations. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, alleging non-compliance with or other liability under any Environmental Law, (ii) the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2016 have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) none of the Company and its Subsidiaries is subject to any Order  or has created any obligations or liabilities under applicable Environmental Laws or concerning Hazardous Materials or Releases, and (iv) none of the Company and its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of law).

Section 3.9                                    Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to prevent, impede or materially delay consummation of the Merger, (i)

there is no investigation or review pending (or, to the Company’s knowledge, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (ii) there are no claims, actions, suits, inquiries, investigations, arbitrations or administrative or other proceedings, or any subpoenas, civil investigative demands or other requests for information, relating to potential violations of Law pending (or, to the Company’s knowledge, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (iii) there are no Orders, injunctions, judgments or decrees of, or before, any Governmental Entity pending (or, to the Company’s knowledge, threatened to be imposed) against the Company or any of its Subsidiaries.

Section 3.10                             Investment Company. None of the Company or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 3.11                             Intellectual Property.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than the Company Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Company Intellectual Property”), and no third party has ownership rights or license rights to improvements made by the Company in the Company Intellectual Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Company’s knowledge, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Company’s or any its Subsidiaries’ rights to or in connection with the Company Intellectual Property and (iv) to the Company’s knowledge, no person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented (i) commercially reasonable measures to protect the confidentiality, integrity and security of the Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 3.12                             Properties.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to all real property owned by the Company or any of its Subsidiaries and good and valid leasehold interest to all real property which is leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (the “Company Leased Real Property”), in each case free and clear of all Liens (other than the Company Permitted Liens).

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or have valid rights to lease or otherwise use, all items of personal property that are material to the respective businesses of the Company and its Subsidiaries, in each case free and clear of all Liens (other than the Company Permitted Liens).

Section 3.13                             Ownership and Maintenance of Drilling Units.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company has good and marketable title to the drilling units listed in the Company’s most recent fleet status report, a true and complete copy of which  has been furnished as an exhibit to a Current Report on Form 8-K filed by the Company with the SEC or otherwise provided to Parent (the “Company Fleet Report”), in each case free and clear of all Liens except for the Company Permitted Liens and no such drilling unit or any related asset is leased under an operating lease from a lessor that, to the Company’s knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such asset.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the drilling units listed in the Company Fleet Report (other than such drilling units that are noted therein as “cold stacked” or are being prepared to be “cold stacked”) have been maintained consistent with general practice in the offshore drilling industry and are in good operating condition and repair, subject to ordinary wear and tear.

Section 3.14                             Tax Matters.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)                                     The Company and each of its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group that includes the Company or any of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate.

(ii)                                  The Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, shareholder or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(iii)                               No Tax Return of the Company or any of its Subsidiaries is the subject of an audit, examination investigation or other proceeding, and there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries.

(iv)                              Neither the Company nor any of its Subsidiaries is currently the beneficiary of any waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant Tax authority or the payment of any Tax by the Company or any of its Subsidiaries.

(v)                                 Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than Taxes of the Company or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), (B) as a transferee or successor or (C) by Contract (other than Contracts exclusively between or among one or more of the Company and its Subsidiaries and other than as customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes).

(vi)                              Neither the Company nor any of its Subsidiaries has any liability pursuant to any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among one or more of the Company and its Subsidiaries and other than as customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes).

(vii)                           Neither the Company nor any of its Subsidiaries has been a party to a transaction that is a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(viii)                        Neither the Company nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local or non-U.S. Tax Law, and neither the Company nor any of its Subsidiaries is subject to any private ruling issued by any Governmental Entity in respect of Taxes.

(ix)                              There are no Liens for Taxes on any asset of the Company or its Subsidiaries, except for Liens for Taxes not yet due or delinquent.

(x)                                 No written claim has been received by the Company or any of its Subsidiaries from a Governmental Entity in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

(xi)                              Neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation” as that term is defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code.

(b)                                 Neither the Company nor any of its Subsidiaries is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(c)                                  Neither the Company nor any of its Subsidiaries beneficially owns shares or other equity interests of Parent or any of Parent’s affiliates.

(d)                                 As of the date hereof, the Company has no knowledge of any facts or of any reason that (when taken together with the Company’s understanding of other relevant facts) would reasonably be expected to cause Parent to be treated, following the completion of the transactions contemplated by this Agreement, as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code.

(e)                                  Within the past three years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law).

Section 3.15                             Employment and Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to any Collective Bargaining Agreement with respect to employees of the Company or any of its Subsidiaries (each, a “Company Employee”) that has had or could reasonably be expected to have a Company Material Adverse Effect, other than those that the Company or any of its Subsidiaries may be deemed to be a party to or bound by as a result of doing business in a particular jurisdiction.  To the Company’s knowledge, as of the date hereof, there are no activities or proceedings of any labor or trade union, staff association or other body to organize any Company Employee where such activities or proceedings could reasonably be expected to have a Company Material Adverse Effect. No material Collective Bargaining Agreement is being negotiated by the Company or, to the Company’s knowledge, any of its Subsidiaries with respect to any Company Employees. Since January 1, 2015, there has been no actual, or to the Company’s knowledge, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company or any of its Subsidiaries involving the Company Employees that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and there are no circumstances which could or might give rise to any such dispute that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is, and has been, in compliance with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including classification of employees) and other Laws in respect of any reduction in force, including notice, information and consultation requirements, except where any such noncompliance would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. There are no material outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by the Company pursuant to any workplace safety and insurance/workers’ compensation Laws, the Company has not been reassessed in any material respect under such Laws during the past three years and the Company has not received any claims under such Laws, in each case, that could reasonably be expected to have a Company Material Adverse Effect.

Section 3.16                             Employee Benefit Plans.

(a)                                 For purposes of this Agreement, “Company Benefit Plan” means any employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, long service award, vacation, bonus, any benefits received otherwise than in cash or related to sales, profits, turnover or performance, or which are otherwise variable (other than normal overtime) or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, (i) whether oral or written, funded or unfunded, insured or self-insured, tax approved or non-tax approved and (ii) (A) sponsored or maintained by the Company or any Subsidiary, or (B) to which the Company or any Subsidiary contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors or otherwise has any obligation or liability, contingent or otherwise.

(b)                                 Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) is so qualified and each trust maintained thereunder is exempt from taxation under Section 501(a) of the Code and, to the Company’s knowledge, there is no reason why tax approval under any local Law in any part of the world might be withdrawn or might cease to apply.

(c)                                  No Company Benefit Plan is, and in the last six years, none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has maintained, established, contributed to or been obligated to contribute to (i) any benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or (in each case) equivalent local Law, or (ii) any material defined benefit pension plan. None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(d)                                 (i) There are no existing, pending or, to the Company’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted; and (ii) to the Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Company with respect to any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans, which, in the case of clause (i) and (ii), could reasonably be expected to have a Company Material Adverse Effect.

(e)                                  Neither the Company nor any of its Subsidiaries has any obligation or liability, contingent or otherwise, with respect to any pension or other employee benefit plan that is currently maintained or sponsored by a person other than the Company or its Subsidiaries that could reasonably be expected to have a Company Material Adverse Effect.

(f)                                   No material Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any applicable Law.

(g)                                  The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code or equivalent local Law.

(h)                                 Except as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or other compensatory payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, or (iii) trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan.

(i)                                     The consummation of the Merger and the other transactions contemplated by this Agreement will not, either alone or in combination with another event, result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) of the Company that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(j)                                    No individual is entitled under any Company Benefit Plan or otherwise to any gross-up or reimbursement of Taxes under Section 4999 of the Code.

(k)                                 Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability to make any payment to any Company Benefit Plan which is due at the date of this Agreement, but remains unpaid.

(l)                                     The Company and its Subsidiaries have, in relation to the Company Benefit Plans, at all times complied with all applicable Laws, regulations and requirements and the trusts, powers and provisions of the Company Benefit Plan documentation, except where any such noncompliance would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

Section 3.17                             Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect and are valid and enforceable, and all premiums due on such policies have been paid by the Company or its Subsidiaries, as applicable, and (ii) the Company and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

Section 3.18                             Opinion of Financial Advisor. The Company Board has received the opinion of Goldman, Sachs & Co. LLC to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Company Shareholders (other than Parent and its affiliates). The Company shall, promptly following the execution of this Agreement by all Parties, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes.

Section 3.19                             Material Contracts.

(a)                                 Except for this Agreement, the Company Benefit Plans, agreements with customers for the provision of drilling and related services, agreements filed as exhibits to the Company SEC Documents or as set forth on the applicable subsection of Section 3.19(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)                                     any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                                  any Contract that (A) imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person (other than any agreement related to a potential Takeover Proposal) or (B) contains an exclusivity or “most favored nation” clause that restricts the business of the Company or any of its Subsidiaries in a material manner;

(iii)                               any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among the Company’s Subsidiaries;

(iv)                              any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(v)                                 any Contract that by its terms calls for aggregate payments by or to the Company or any of its Subsidiaries of more than $50.0 million in the aggregate over the remaining term of such Contract, except for (A) Contracts with a customer and (B) any such Contract that may be cancelled by the Company or any of its Subsidiaries with a penalty or other liability of less than $10.0 million to the Company or any of its Subsidiaries, upon notice of 60 days or less; and

(vi)                              any Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by the Company or any of its Subsidiaries in excess of $50.0 million.

All Contracts of the types referred to in clauses (i) through (vi) above are referred to herein as

“Company Material Contracts.”  As used herein, “Contract” shall mean any agreement, contract, license, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

(b)                                 The Company has delivered or made available to Parent true and complete copies of all the Company Material Contracts, subject to certain redactions made in order to comply with legal requirements.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract, (ii) to the Company’s knowledge, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (iii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s knowledge, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.20                             Finders or Brokers. Except for Goldman, Sachs & Co. LLC, neither the Company nor any of the Company’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to or may receive any fee or any commission in connection with or upon consummation of the Merger.

Section 3.21                             Anti-Bribery. Within the past 5 years, neither (a) the Company, nor any of its Subsidiaries, nor, to the Company’s knowledge, any director, officer, or employee of the Company or any of its Subsidiaries nor (b) to the Company’s knowledge, any Representative while acting on behalf of any of the foregoing, on behalf of the Company or any of its Subsidiaries has directly or indirectly (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of any applicable anti-bribery Laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”) or the UK Bribery Act 2010 (the “Bribery Act”), or (ii) taken any action on behalf of the Company or any of its Subsidiaries that would constitute a violation of any applicable anti-bribery Laws, including the FCPA and the Bribery Act, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company maintains policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance with anti-bribery Laws. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer or employee of the Company or any Subsidiary of the Company, are, or in the past 5 years have been, subject to any actual, pending, or, to the Company’s knowledge, threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any governmental authority, involving the Company or any Subsidiary of the Company relating to alleged violations of applicable anti-bribery Laws, including the FCPA and the Bribery Act.

Section 3.22                             Export Controls and Sanctions.

(a)                                 Neither (i) the Company, any of its Subsidiaries, nor to the Company’s knowledge any employee, officer, or director of the Company or any of its Subsidiaries nor (ii) to the Company’s knowledge, any Representative of any of the foregoing, (A) is currently or has been within the past 5 years the target of Trade Sanctions (including by being designated on the list of Specially Designated Nationals and Blocked Persons or on any other sanctions list maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury), or is or has been within the past 5 years operating, organized or resident in a country or territory that itself is the target of Trade Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria); or (B) has, directly or, to the knowledge of the Company, indirectly, participated in the past 5 years in any prohibited or unlawful transaction or dealing involving a person or entity that is the target of Trade Sanctions, or with any person or entity operating, organized, or resident in a country or territory that is the target of Trade Sanctions.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on such party, in the past 5 years, each of the Company, the Company’s Subsidiaries and, to the Company’s knowledge, any Representatives of the foregoing (i) has conducted its business in compliance with all applicable Trade Sanctions and Export Control Laws; (ii) have obtained, and are in compliance with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export and re-export of products, software and technology; and (iii) has maintained policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.

Section 3.23                             Takeover Statutes. Assuming the accuracy of the representations set forth in Section 4.23 of this Agreement, the Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated by this Agreement all potentially applicable state anti-takeover statutes or regulations, including Section 21-606 of the TBOC, and any similar provisions in the Company Organizational Documents.

Section 3.24                             Information Supplied.  The information supplied or to be supplied by the Company for inclusion in the registration statement on Form S-4 to be filed by Parent in connection with the issuance of the Parent Class A Ordinary Shares in the Merger (the “Form S-4”) shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion therein. The information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Company Shareholder Meeting and Parent Shareholder Meeting included in the Form S-4 (the “Proxy Statement/Prospectus”) will not, at the time the Proxy Statement/Prospectus is first mailed to the Company Shareholders and at the time of each Shareholder Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion therein. The Form S-4 and the Proxy Statement/Prospectus (solely with respect to the portion thereof relating to the Company Shareholder Meeting but excluding any portion thereof based on information supplied by Parent or Merger Sub in writing expressly for inclusion therein, with respect to which no representation or warranty is made by the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.25                             No Additional Representations.

(a)                                 The Company acknowledges that Parent and Merger Sub do not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that Parent and Merger Sub make no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to the Company, any of its affiliates or any of their respective officers, directors, employees or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (ii) the future business and operations of Parent and its Subsidiaries, and the Company has not relied on such information or any other representations or warranties not set forth in Article IV.

(b)                                 The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that the Company has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered to the Company by Parent or Merger Sub in accordance with the terms hereof, in entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and Parent’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent or Merger Sub, their Subsidiaries, or any of their respective affiliates, shareholders, controlling persons or Representatives that are not expressly set forth in Article IV or in any certificate delivered to the Company by Parent or Merger Sub, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company (i) Parent and Merger Sub do not make, and have not made, any representations or warranties relating to themselves or their business or otherwise in connection with the transactions contemplated hereby and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty may not be relied upon by the Company as having been authorized by Parent or Merger Sub and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company, any of its affiliates or any of their respective officers, directors, employees or Representatives are not and shall not be deemed to be or include representations or warranties of Parent or Merger Sub unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed (a) in the Parent SEC Documents filed prior to the date hereof (without giving effect to any amendment to any such Parent SEC Document filed on or after the date hereof and excluding any disclosures set forth in any such Parent SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1                                    Qualification, Organization, Subsidiaries, Capitalization.

(a)                                 Parent is a public limited company duly organized and validly existing under the Laws of England and Wales and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas.  Each of Parent and Merger Sub has the requisite entity capacity, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted except for any such failures to have such power and authority as would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization and has the requisite capacity, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing as a foreign entity (where such concept is recognized under applicable Law) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Parent has made available to the Company, prior to the date hereof, true and complete copies of Parent’s articles of association and the articles of association, certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each of its material Subsidiaries as identified in Section 4.1(b) of the Parent Disclosure Schedule (the “Parent Material Subsidiaries”), in each case as amended to and in effect as of the date hereof (collectively, the “Parent Organizational Documents”).  Parent is not in violation, and none of Parent’s Subsidiaries is in material violation, of any of the Parent Organizational Documents.

(c)                                  As of the close of business on May 25, 2017 (i) 303,748,617 Parent Class A Ordinary Shares (excluding non-vested share awards granted under the Parent Stock Plans) and 50,000 Parent Class B Ordinary Shares were issued and outstanding, (ii) 6,789,632 Parent Class A Ordinary Shares were held in treasury, (iii) 2,739,877 non-vested Parent Class A Ordinary Shares were outstanding and subject to potential forfeiture under the Parent Stock Plans, (iv) $700 million in aggregate principal amount of 3.00% Exchangeable Senior Notes due 2024 issued by Ensco Jersey Finance Limited were outstanding, and (v) up to 22,417,095 Parent Class A Ordinary Shares were available for future issuance under the Parent Stock Plans, of which amount (A) 248,914 Parent Class A Ordinary Shares were subject to outstanding option awards under the Parent Stock Plans, (B) 649,616 Parent Class A Ordinary Shares were subject to outstanding non-vested share unit awards under the Parent Stock Plans, and (C) 822,225 Parent Class A Ordinary Shares (at the “target level”) were subject to outstanding performance unit awards under the Parent Stock Plans. All outstanding Parent Ordinary Shares are, and all such Parent Ordinary Shares that may be issued prior to the Effective Time and the Parent Class A Ordinary Shares, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.1(c) (and other than the Parent Ordinary Shares issuable pursuant to the terms of awards issued under the Parent Stock Plans (collectively, “Parent Stock Awards”)), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (A) obligating Parent or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such equity interests, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (5) make any payment to any person the value of which is derived from or calculated based on the value of any equity security issued by Parent or any of its Subsidiaries or (B) granting any preemptive or antidilutive or similar rights with respect to any publicly traded security issued by Parent or its Subsidiaries. With respect to each grant of Parent Stock Awards, each such grant was made in accordance with the terms of the applicable Parent Stock Plan, the Exchange Act, the Securities Act and all other applicable Laws, including the rules of the NYSE.

(d)                                 Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Parent Shareholders on any matter.

(e)                                  There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the equity interests of Parent or any of its Subsidiaries.

(f)                                   No Subsidiary of Parent owns any equity interests of Parent, and Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding equity interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Parent Permitted Liens, and all of such equity interests are duly authorized, validly issued, fully paid and nonassessable (where such concept is applicable and recognized under applicable Law) and free of preemptive rights. Except for equity interests in Parent’s Subsidiaries, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Except for any obligations pursuant to this Agreement, neither Parent nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Neither Parent nor any of its Subsidiaries has any obligation, other than pursuant to the Parent Stock Plans, to repurchase, redeem or otherwise acquire any equity interests of Parent or any such Subsidiary.

(g)                                  Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with this Agreement.

Section 4.2                                    Company Authority Relative to this Agreement; No Violation.

(a)                                 Each of Parent and Merger Sub has the requisite corporate and limited liability company power and authority, as applicable, to execute and deliver this Agreement and each other document to be entered into by Parent and Merger Sub in connection with the transactions contemplated hereby (together with this Agreement, the “Parent Transaction Documents”) and, subject to the passing of the resolution referred to in clause (a) of the definition of Parent Shareholder Resolutions, to consummate the transactions contemplated hereby and thereby, including the Merger. The execution, delivery and performance of this Agreement and the other Parent Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Parent Board and, except for the passing of the resolution referred to in clause (a) of the definition of Parent Shareholder Resolutions, no other company action on the part of Parent or Merger Sub or vote of the Parent Shareholders and members of Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the other Parent Transaction Documents and the consummation of the Merger. The Parent Board has duly and validly adopted resolutions (i) approving and declaring advisable this Agreement and the other Parent Transaction Documents, including the Merger and the other transactions contemplated hereby and thereby, (ii) declaring that it is in the best interests of the Parent Shareholders that Parent enter into this Agreement and the other Parent Transaction Documents and consummate the Merger and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein, and (iii) appointing, conditional upon the closing of the Merger and with effect from the Effective Time, the Alpha Director Nominees to the Parent Board in accordance with Section 1.7(a). The Parent Board has further resolved that, unless it has made a Parent Adverse Recommendation Change in accordance with Section 5.5, it will unanimously and unqualifiedly recommend that the

Parent Shareholders vote in favor of the Parent Shareholder Resolutions at duly held meetings of such shareholders for such purposes (the “Parent Board Recommendation”). None of the aforementioned resolutions, as of the date hereof, have been rescinded, modified or withdrawn in any way. Each of the Parent Transaction Documents has been duly and validly executed and delivered by Parent and, assuming each such Parent Transaction Document has been duly authorized, executed and delivered by each other counterparty thereto, each of the Parent Transaction Documents constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be subject to (A) the effect of bankruptcy, insolvency, reorganization, receivership, administration, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the Remedies Exceptions.

(b)                                 Other than in connection with or in compliance with (i) the Companies Act (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Texas, (iii) the Exchange Act, (iv) the Securities Act, (v) the NYSE, (vi) the HSR Act and any antitrust, competition, foreign investment or similar Laws outside of the United States and (vii) the approvals set forth in Section 4.2(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.2(b), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, or notice to, any Governmental Entity is necessary, under applicable Law, for the execution, delivery and performance of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for such authorizations, consents, Orders, licenses, permits, approvals or filings that, if not obtained or made, would not reasonably be expected to materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien (other than Parent Permitted Liens and any Liens created in connection with any action taken by the Company or its affiliates), in each case, upon any of the properties or assets of Parent or any of its Subsidiaries or any contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) conflict with or result in any violation of any provision of the Parent Organizational Documents or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3                                    Reports and Financial Statements.

(a)                                 Parent and each of its Subsidiaries has filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by it since January 1, 2016 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”) and Parent has filed prior to the date hereof all material returns, particulars, resolutions and documents required to be filed or to be delivered on behalf of Parent with the Registrar of Companies in England and Wales. As of their respective dates of filing or, in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, their respective dates of effectiveness, or, if amended prior to the date hereof, as of the date of the last such amendment, the Parent SEC Documents complied, as to form, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Parent SEC Documents as of a later date (but before the date hereof) will be deemed to modify information as of an earlier date.

(b)                                 The consolidated financial statements (including all related notes and schedules thereto) of Parent included in the Parent SEC Documents (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and any other adjustments described therein), (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries and (iv) comply, as to form, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c)                                  There are no outstanding or unresolved comments from, or unresolved issues raised by, the staff of the SEC relating to the Parent SEC Documents. Parent has heretofore made available to the Company true, correct and complete copies of all written correspondence between Parent and the SEC occurring since January 1, 2016. None of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review, and no enforcement action has been initiated against Parent relating to disclosures contained in or omitted from any Parent SEC Document.

(d)                                 Neither Parent nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s financial statements or other Parent SEC Documents.

Section 4.4            Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, which has been provided to the Company, management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

Section 4.5            No Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries, whether known or unknown and whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except for (i) liabilities or obligations disclosed and provided for in the most recent balance sheets included in the Parent Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations incurred since December 31, 2016 in the ordinary course of business consistent with past practice since the date of such balance sheet, (iv) liabilities or obligations that have been discharged or paid in full, and (v) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6                                    Compliance with Law; Permits.

(a)           Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2015, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any

Law, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Neither Parent, nor the Merger, is subject to the Takeover Code.

(c)           Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, concessions, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, financial assurance instruments, qualifications and registrations and Orders of all applicable Governmental Entities, and all rights under any Parent Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits” and, together with the Company Permits, the “Permits”), except where the failure to have or to have filed such Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is in compliance with the terms and requirements of all material Parent Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)           Except as set forth in Section 4.6 of the Parent Disclosure Schedule, each drilling unit owned or leased by Parent or any of its Subsidiaries which is subject to classification (other than cold stacked rigs) is in class and free of suspension or cancellation to class, and is registered under the flag of its flag jurisdiction.

Section 4.7                                    Absence of Certain Changes or Events.

(a)           From January 1, 2017 through the date of this Agreement, except in connection with the negotiation and execution of this Agreement the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b)           Since January 1, 2017, there has not been any event, change, effect, development, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8            Environmental Laws and Regulations. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, alleging non-compliance with or other liability under any Environmental Law, (ii) Parent and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2016 have been, in compliance with all Environmental Laws (which compliance includes the possession by Parent and each of its Subsidiaries of all Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) none of Parent and its Subsidiaries is subject to any Order or has created any obligations or liabilities under applicable Environmental Laws or concerning Hazardous Materials or Releases, and (iv) none of Parent and its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of law).

Section 4.9            Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would not reasonably be expected to prevent, impede or materially delay consummation of the Merger, (i) there is no investigation or review pending (or, to Parent’s knowledge, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (ii) there are no claims, actions, suits, inquiries, investigations, arbitrations or administrative or other proceedings, or any subpoenas, civil investigative demands or other requests for information, relating to potential violations of Law pending (or, to Parent’s knowledge, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (iii) there are no Orders, injunctions, judgments or decrees of, or before, any Governmental Entity pending (or, to Parent’s knowledge, threatened to be imposed) against Parent or any of its Subsidiaries.

Section 4.10          Investment Company. None of Parent or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 4.11                             Intellectual Property.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Parent Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Parent Intellectual Property”), and no third party has ownership rights or license rights to improvements made by Parent in the Parent Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or, to Parent’s knowledge, threatened claims by any person alleging infringement, misappropriation or other violation by Parent or any of its Subsidiaries of any intellectual property rights of any person, (ii) to Parent’s knowledge, the conduct of the business of Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither Parent nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of Parent’s or any its Subsidiaries’ rights to or in connection with Parent Intellectual Property and (iv) to Parent’s knowledge, no person is infringing, misappropriating or otherwise violating any Parent Intellectual Property.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have implemented (i)

commercially reasonable measures to protect the confidentiality, integrity and security of the Parent IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 4.12          Properties.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have good and marketable title to all real property owned by Parent or any of its Subsidiaries and good and valid leasehold interest to all real property which is leased, subleased, licensed or otherwise occupied by Parent or any of its Subsidiaries (the “Parent Leased Real Property”), in each case free and clear of all Liens (other than Parent Permitted Liens).

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have good and marketable title to, or have valid rights to lease or otherwise use, all items of personal property that are material to the respective businesses of Parent and its Subsidiaries, in each case free and clear of all Liens (other than Parent Permitted Liens).

Section 4.13                             Ownership and Maintenance of Drilling Units.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent has good and marketable title to the drilling units listed in Parent’s most recent fleet status report, a true and complete copy of which has been furnished as an exhibit to a Current Report on Form 8-K filed by Parent with the SEC or otherwise provided to the Company (the “Parent Fleet Report”), in each case free and clear of all Liens except for Parent Permitted Liens and no such drilling unit or any related asset is leased under an operating lease from a lessor that, to Parent’s knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such asset.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the drilling units listed in the Parent Fleet Report (other than such drilling units that are noted therein as “cold stacked” or are being prepared to be “cold stacked”) have been maintained consistent with general practice in the offshore drilling industry and are in good operating condition and repair, subject to ordinary wear and tear.

Section 4.14                             Tax Matters.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i)            Parent and each of its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group that includes Parent or any of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate.

(ii)           Parent and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, shareholder or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(iii)          No Tax Return of Parent or any of its Subsidiaries is the subject of an audit, examination investigation or other proceeding, and there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries.

(iv)          Neither Parent nor any of its Subsidiaries is currently the beneficiary of any waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant Tax authority or the payment of any Tax by Parent or any of its Subsidiaries.

(v)           Neither Parent nor any of its Subsidiaries has any liability for the Taxes of any person (other than Taxes of Parent or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), (B) as a transferee or successor or (C) by Contract (other than Contracts exclusively between or among one or more of the Parent and its Subsidiaries and other than as customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes).

(vi)          Neither Parent nor any of its Subsidiaries has any liability pursuant to any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among one or more of the Parent and its Subsidiaries and other than as customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes).

(vii)         Neither Parent nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local or non-U.S. Tax Law, and neither Parent nor any of its Subsidiaries is subject to any private ruling issued by any Governmental Entity in respect of Taxes.

(viii)        There are no Liens for Taxes on any asset of Parent or its Subsidiaries, except for Liens for Taxes not yet due or delinquent.

(ix)          Neither Parent nor any of its Subsidiaries has been a party to a transaction that is a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(x)           No written claim has been received by Parent or any of its Subsidiaries from a Governmental Entity in a jurisdiction where such entity does not file

Tax Returns that it is or may be subject to taxation by such jurisdiction.

(b)           Neither the Parent nor any of its Subsidiaries is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(c)           As of the date hereof, Parent has no knowledge of any facts or of any reason that (when taken together with Parent’s understanding of other relevant facts) would reasonably be expected to cause Parent to be treated, following the completion of the transactions contemplated by this Agreement, as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code.

(d)                 Neither Parent nor any of its Subsidiaries beneficially owns shares or other equity interests of the Company or any of the Company’s affiliates.

(e)                 Within the past three years, neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law).

Section 4.15          Employment and Labor Matters. Neither Parent nor any of its Subsidiaries is a party to any Collective Bargaining Agreement with respect to employees of Parent or any of its Subsidiaries (each, an “Parent Employee”) that has had or could reasonably be expected to have a Parent Material Adverse Effect, other than those that Parent or any of its Subsidiaries may be deemed to be a party to or bound by as a result of doing business in a particular jurisdiction. To Parent’s knowledge, as of the date hereof, there are no activities or proceedings of any labor or trade union, staff association or other body to organize any Parent Employee where such activities or proceedings could reasonably be expected to have a Parent Material Adverse Effect. No material Collective Bargaining Agreement is being negotiated by Parent or, to Parent’s knowledge, any of its Subsidiaries with respect to any Parent Employees. Since January 1, 2015, there has been no actual, or to Parent’s knowledge, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting Parent or any of its Subsidiaries involving Parent Employees that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and there are no circumstances which could or might give rise to any such dispute that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent is, and has been, in compliance with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including classification of employees) and other Laws in respect of any reduction in force, including notice, information and consultation requirements, except where any such noncompliance would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. There are no material outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by Parent pursuant to any workplace safety and insurance/workers’ compensation Laws, Parent has not been reassessed in any material respect under such Laws during the past three years, and Parent has not received any claims under such Laws, in each case, that could reasonably be expected to have a Parent Material Adverse Effect.

Section 4.16                             Employee Benefit Plans.

(a)           For purposes of this Agreement, “Parent Benefit Plan” means any employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, long service award, vacation, bonus, any benefits received otherwise than in cash or related to sales, profits, turnover or performance, or which are otherwise variable (other than normal overtime) or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, (i) whether oral or written, funded or unfunded, or insured or self-insured, tax approved or non-tax approved and (ii) (A) sponsored or maintained by Parent or any Subsidiary, or (B) to which Parent or any Subsidiary contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors or otherwise has any obligation or liability, contingent or otherwise.

(b)           Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each Parent Benefit Plan that is intended to be a Qualified Plan is so qualified and each trust maintained thereunder is exempt from taxation under Section 501(a) of the Code and, to Parent’s knowledge, there is no reason why tax approval under any local Law in any part of the world might be withdrawn or might cease to apply.

(c)           No Parent Benefit Plan is, and in the last six years, none of Parent and its Subsidiaries nor any of their respective ERISA Affiliates has maintained, established, contributed to or been obligated to contribute to (i) any benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or (in each case) equivalent local Law, or (ii) any material defined benefit pension plan. None of Parent and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(d)           (i) There are no existing, pending or, to Parent’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted; and (ii) to Parent’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against Parent with respect to any Parent Benefit Plan, any fiduciaries thereof with respect to their duties to the Parent Benefits Plans or the assets of any of the trusts under any of the Parent Benefit Plans, which, in the case of clause (i) and (ii), could reasonably be expected to have a Parent Material Adverse Effect.

(e)           Neither Parent nor any of its Subsidiaries has any obligation or liability, contingent or otherwise, with respect to any pension or other employee benefit plan that is currently maintained or sponsored by a person other than Parent or its Subsidiaries that could reasonably be expected to have a Parent Material Adverse Effect.

(f)            No material Parent Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any applicable Law.

(g)           Parent is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code or equivalent local Law.

(h)           Except as otherwise provided in this Agreement, the consummation of the Merger and the transactions contemplated by this Agreement will not, either alone or in combination with another event (i) entitle any current or former employee, director, consultant or officer of Parent or any of its Subsidiaries to severance pay, unemployment compensation or other compensatory payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, or (iii) trigger any funding obligation under any Parent Benefit Plan or impose any restrictions or limitations on Parent’s rights to administer, amend or terminate any Parent Benefit Plan.

(i)            No individual is entitled under any Parent Benefit Plan or otherwise to any gross-up or reimbursement of Taxes under Section 4999 of the Code.

(j)            Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has any liability to make any payment to any Parent Benefit Plan which is due at the date of this Agreement, but remains unpaid.

(k)           Parent and its Subsidiaries have, in relation to the Parent Benefit Plans, at all times complied with all applicable Laws, regulations and requirements and the trusts, powers and provisions of the Parent Benefit Plan documentation, except where any such noncompliance would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

Section 4.17          Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement are in full force and effect and are valid and enforceable, and all premiums due on such policies have been paid by Parent or its Subsidiaries, as applicable, and (ii) Parent and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement, and neither Parent nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

Section 4.18          Opinion of Financial Advisor. The Parent Board has received the opinion of Morgan Stanley & Co. LLC to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall, promptly following the execution of this Agreement by all Parties, furnish an accurate and complete copy of said opinion to the Company solely for informational purposes.

Section 4.19                             Material Contracts.

(a)           Except for this Agreement, the Parent Benefit Plans, agreements with customers for the provision of drilling and related services, agreements filed as exhibits to the

Parent SEC Documents or as set forth on the applicable subsection of Section 4.19(a) of the Parent Disclosure Schedule, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by:

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)           any Contract that (A) imposes any restriction on the right or ability of Parent or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person (other than any agreement related to a potential Takeover Proposal) or (B) contains an exclusivity or “most favored nation” clause that restricts the business of Parent or any of its Subsidiaries in a material manner;

(iii)          any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between Parent and its Subsidiaries or among Parent’s Subsidiaries;

(iv)          any Contract expressly limiting or restricting the ability of Parent or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(v)           any Contract that by its terms calls for aggregate payments by or to Parent or any of its Subsidiaries of more than $50.0 million in the aggregate over the remaining term of such Contract, except for (A) Contracts with a customer and (B) any such Contract that may be cancelled by Parent or any of its Subsidiaries with a penalty or other liability of less than $10.0 million to Parent or any of its Subsidiaries, upon notice of 60 days or less; and

(vi)          any Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by Parent or any of its Subsidiaries in excess of $50.0 million.

All Contracts of the types referred to in clauses (i) through (vi) above are referred to herein as (“Parent Material Contracts”).

(b)           Parent has delivered or made available to the Company true and complete copies of all Parent Material Contracts, subject to certain redactions made in order to comply with legal requirements.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract, (ii) to Parent’s knowledge, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract and (iii) each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent that is party thereto and, to Parent’s knowledge, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 4.20          Finders or Brokers. Except for Morgan Stanley & Co. LLC, DNB Capital LLC and HSBC Securities (USA) Inc., neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to or may receive any fee or any commission in connection with or upon consummation of the Merger.

Section 4.21          Anti-Bribery. Within the past 5 years, neither (a) Parent, nor any of its Subsidiaries, nor, to Parent’s knowledge, any director, officer, or employee of Parent or any of its Subsidiaries nor (b) to Parent’s knowledge, any Representative while acting on behalf of any of the foregoing, on behalf of Parent or any of its Subsidiaries has directly or indirectly (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of any applicable anti-bribery Laws, including the FCPA or the Bribery Act, or (ii) taken any action on behalf of Parent or any of its Subsidiaries that would constitute a violation of any applicable anti-bribery Laws, including the FCPA and the Bribery Act, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. Parent maintains policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance with anti-bribery Laws. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer or employee of Parent or any Subsidiary of Parent, are, or in the past 5 years have been, subject to any actual, pending, or, to Parent’s knowledge, threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any governmental authority, involving Parent or any Subsidiary of Parent relating to alleged violations of applicable anti-bribery Laws, including the FCPA and the Bribery Act.

Section 4.22                             Export Controls and Sanctions.

(a)           Neither (i) Parent, any of its Subsidiaries, nor to Parent’s knowledge any employee, officer, or director of Parent or any of its Subsidiaries nor (ii) to Parent’s knowledge, any Representative of any of the foregoing, (A) is currently or has been within the past 5 years the target of Trade Sanctions (including by being designated on the list of Specially Designated Nationals and Blocked Persons or on any other sanctions list maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury), or is or has been within the past 5 years operating, organized or resident in a country or territory that itself is the target of Trade Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria); or (B) has, directly or, to the knowledge of Parent, indirectly, participated in the past 5 years in any prohibited or unlawful transaction or dealing involving a person or entity that is the target of Trade Sanctions, or with any person or entity operating, organized, or resident in a country or territory that is the target of Trade Sanctions.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect on such party, in the past 5 years, each of Parent, Parent’s Subsidiaries and, to Parent’s knowledge, any Representative of any of the foregoing (i) has conducted its business in compliance with all applicable Trade Sanctions and Export Control Laws; (ii) have obtained, and are in compliance with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export and re-export of products, software and technology; and (iii) has maintained policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.23          Information Supplied. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion therein. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement/Prospectus will not, at the time the Proxy Statement/Prospectus is first mailed to Parent Shareholders and at the time of any meeting of Parent Shareholders to be held in connection with the issuance of the Parent Class A Ordinary Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent and Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion therein. The Form S-4 and the Proxy Statement/Prospectus (solely with respect to the portion thereof relating to the Parent Shareholder Meeting but excluding any portion thereof based on information supplied by the Company in writing expressly for inclusion therein, with respect to which no representation or warranty is made by Parent or Merger Sub) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.24          Ownership of Company Common Stock. Neither Parent, Merger Sub nor any of their respective affiliates is, nor at any time during the last three (3) years has been, an “affiliated shareholder” of the Company as defined in Section 21.606 of the TBOC.

Section 4.25                             No Additional Representations.

(a)           Each of Parent and Merger Sub acknowledges that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by the Company to Parent and Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Parent, any of its affiliates or any of their respective officers, directors, employees or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries, and neither Parent nor Merger Sub has relied on such information or any other representations or warranties not set forth in Article III.

(b)           Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that Parent and Merger Sub have been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered to Parent and Merger Sub by the Company in accordance with the terms hereof, in entering into this Agreement, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and the Company’s Subsidiaries, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries, or any of their respective affiliates, shareholders, controlling persons or Representatives that are not expressly set forth in Article III or in any certificate delivered to Parent and Merger Sub by the Company, whether or not such representations, warranties or statements were made in writing or orally. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company to Parent and Merger Sub (i) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and neither Parent nor Merger Sub is relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty may not be relied upon by Parent and Merger Sub as having been authorized by the Company and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Sub, any of their affiliates or any of their respective officers, directors, employees or Representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1                                    Conduct of Business by the Company.

(a)           From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company and its Subsidiaries, (ii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business in all material respects, and the Company and its Subsidiaries shall use commercially reasonable efforts to preserve substantially intact their respective present lines of business, maintain their respective material rights, franchises and Permits and preserve their respective relationships with key customers and suppliers; provided, however, that no action by the Company and its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 5.1(b).

(b)           The Company agrees with Parent and Merger Sub, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or its Subsidiaries, (ii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company:

(i)            shall not amend the Company Charter and the Company Bylaws, and shall not permit any of its Subsidiaries to adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents;

(ii)               shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)          shall not, and shall not permit any of its Subsidiaries that is not directly or indirectly wholly owned to, authorize, make, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) dividends or distributions by any Subsidiaries only to the Company or to any wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice, and (B) dividends or distributions by any non-wholly owned Subsidiary or joint venture that are consistent with past practice or required under such entity’s organizational documents in effect on the date of this Agreement;

(iv)              shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any liquidations, dissolutions, mergers, consolidations, restructurings or reorganizations solely among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company;

(v)           shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business, or make any loans, advances or capital contributions to, or investments in, any other person, with a value in excess of $25.0 million in the aggregate, except (A) any loan, advance or capital contribution to or investment in a joint venture, partnership or similar entity in which the Company or any of its Subsidiaries acquires an equity interest in connection with the contemplation or initiation of operations of a particular rig or rigs or in a particular jurisdiction where the Company and its Subsidiaries do not currently operate, provided that such loan, advance, capital contribution or investment shall not exceed $10 million in the aggregate and be related to a single investment opportunity, or (B) as made in connection with any transaction among the Company and its wholly owned Subsidiaries or the Company’s wholly owned Subsidiaries; provided, however, that the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(vi)          shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber (other than with a Company Permitted Lien) any properties or non-cash assets with a value in excess of $25.0 million in the aggregate, except (A) sales, transfers and dispositions of obsolete, surplus or worthless equipment, (B) sales, transfers and dispositions of assets in the ordinary course of business, or (C) sales, leases, transfers or other dispositions made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(vii)             shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $50.0 million individually or $100.0 million in the aggregate, except for (A) expenditures made in the ordinary course of business and consistent with past practice, or (B) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages, operational incidents or otherwise;

(viii)            except in the ordinary course of business and consistent with past practice, or as provided under the terms of any Benefit Plan or other contract entered into prior to the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (A) establish, adopt, materially amend or modify, or terminate any Collective Bargaining Agreement or material Benefit Plan, (B) materially increase the compensation or severance entitlements of any of the current or former directors or officers of the Company, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation to any officer or director of the Company, (D) enter into any new or modify any existing employment, severance, termination, retention or change in control agreement with any current or former directors or officers of the Company, (E) accelerate the time of payment or vesting of any material rights or benefits under any material Benefit Plan, (F) fund any rabbi trust or similar arrangement with respect to any material Benefit Plan, (G) grant or materially amend any equity awards under the Company Stock Plans (provided, however, that the Company shall not, even if done in the ordinary course of business consistent with past practice, grant or materially amend any equity awards under the Company Stock Plans (I) to any current or former executive officer of Company, (II) to any person who could be a “disqualified individual” within the meaning of Code Section 280G, or (III) that will vest, be settled or become exercisable on an accelerated basis as a result of the transactions contemplated by this Agreement), (H) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, (I) hire any executive officer or director of the Company, or (J) waive any post-employment restrictive covenant with any of the current or former directors or officers of the Company;

(ix)          shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or other applicable accounting standards, SEC rule or policy or applicable Law;

(x)               shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than (A) issuances of Company Common Stock under the Company Stock Plans to the extent not prohibited by subsection (vii) above or in respect of the exercise, vesting or settlement of any Company Stock Awards outstanding on the date of this Agreement, (B) the vesting of shares of Company Common Stock or for withholding of Taxes with respect to any Company Stock Awards to the extent provided by the terms of such awards or (C) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(xi)              shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among the Company and its Subsidiaries or among the Company’s wholly owned Subsidiaries or pursuant to any Company Benefit Plan;

(xii)             shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except for (A) any indebtedness under the Company’s revolving credit facility described in the Company SEC Documents, (B) any indebtedness incurred in the ordinary course of business, (C) any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (D) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to the Company than such existing indebtedness, and (E) any guarantees by the Company of indebtedness of its Subsidiaries or guarantees by such Subsidiaries of indebtedness of the Company or any Subsidiary of the Company, which indebtedness is incurred in compliance with this Section 5.1(b); provided, however, that in the case of each of clauses (A) through (E) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiaries other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(xiii)        shall not, and shall not permit any of its Subsidiaries to, (A) other than in the ordinary course of business, enter into, or modify or amend in any material respect, terminate or waive any material rights under any Company Material Contract or any newbuilding contract, (B) other than in the ordinary course of business, modify or amend in any material respect, or terminate or waive any material rights under any material Permit, or (C) other than in the ordinary course of business, enter into any new contract which would reasonably be expected to, after the Effective Time, restrict or limit in any material respect Parent or any of its affiliates from engaging in any business or competing in any geographic location with any person;

(xiv)            shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (A) that are equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of March 31, 2017 included in the Company SEC Documents or (B) that do not exceed $15.0 million in the aggregate and, in all cases, do not obligate it or any of its Subsidiaries to take any material action (other than make a payment) or impose any material restrictions on its business or the business of any of its Subsidiaries;

(xv)             shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election; change any material Tax accounting method; file any material amended Tax Return; enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, advance pricing agreement or closing agreement; request any material Tax ruling; settle or compromise any material Tax proceeding; consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; change its jurisdiction of Tax residence; or surrender any claim for a material refund of Taxes;

(xvi)            except as otherwise permitted by this Agreement, any refinancing permitted by sub-clause (xii) above or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness for borrowed money or guarantees thereof of the Company or its Subsidiaries, other than (1) at or below par value, (2) at stated maturity or (3) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof; and

(xvii)           shall not, and shall not permit any of its Subsidiaries to, agree, consent, resolve or propose, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to sub-clauses (i) through (xvi) of this Section 5.1.

Section 5.2                                    Conduct of Business by Parent and Merger Sub.

(a)           From and after the date hereof until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent and its Subsidiaries, (ii) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent and Merger Sub covenant and agree that the business of Parent and its Subsidiaries shall be conducted in the ordinary course of business in all material respects, and Parent and its Subsidiaries shall use commercially reasonable efforts to preserve substantially intact their respective material present lines of business, maintain their respective rights, franchises and Permits and preserve their respective relationships with key customers and suppliers; provided, however, that no action by Parent and its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 5.2(b).

(b)           Parent and Merger Sub agree with the Company, on behalf of themselves and Parent’s Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent and its Subsidiaries, (ii) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent and Merger Sub:

(i)                shall not amend its articles of association, and shall not permit any of its Subsidiaries to adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents, other than, in the case of Subsidiaries, in connection with internal restructurings among the Subsidiaries;

(ii)               shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except (A) for any such transaction by a wholly owned Subsidiary which remains a wholly owned Subsidiary after consummation of such transaction or (B) with respect to Subsidiaries only, as would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(iii)          shall not, and shall not permit any of its Subsidiaries that is not directly or indirectly wholly owned to, authorize, make, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except (A) dividends or distributions by any Subsidiaries only to Parent or to any wholly owned Subsidiary of Parent in the ordinary course of business consistent with past practice, (B) dividends or distributions by any non-wholly owned Subsidiary or joint venture that are consistent with past practice or required under such entity’s organizational documents in effect on the date of this Agreement and (C) dividends on Parent Ordinary Shares not to exceed $0.01 per share per quarter;

(iv)          shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any liquidations, dissolutions, mergers, consolidations, restructurings or reorganizations solely among Parent and its wholly owned Subsidiaries or among wholly owned Subsidiaries of Parent;

(v)           shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business, or make any loans, advances or capital contributions to, or investments in, any other person, with a value in excess of $50.0 million in the aggregate, except (A) any loan, advance or capital contribution to or investment in a joint venture, partnership or similar entity in which Parent or any of its Subsidiaries acquires an equity interest in connection with the initiation of operations of a particular rig or rigs or in a particular jurisdiction where Parent and its Subsidiaries do not currently operate, or (B) as made in connection with any transaction among Parent and its wholly owned Subsidiaries or Parent’s wholly owned Subsidiaries; provided, however, that Parent shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(vi)              shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or other applicable accounting standards, SEC rule or policy or applicable Law;

(vii)             shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than (A) issuances of Parent Ordinary Shares under the Parent Stock Plans, including in respect of the exercise, vesting or settlement of any Parent Stock Awards outstanding on the date of this Agreement, (B) the vesting of Parent Ordinary Shares or for withholding of Taxes with respect to any Parent Stock Awards to the extent provided by the terms of such awards or (C) for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries;

(viii)            shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money in excess of the amount of available borrowing capacity existing from time to time under Parent’s revolving credit facility described in the Parent SEC Documents or any guarantee of such indebtedness, except for (A) any indebtedness incurred in the ordinary course of business, (B) any indebtedness among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (C) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to Parent than such existing indebtedness, and (D) any guarantees by Parent of indebtedness of its Subsidiaries or guarantees by such Subsidiaries of indebtedness of Parent or any Subsidiary of Parent, which indebtedness is incurred in compliance with this Section 5.1(b); provided, however, that in the case of each of clauses (A) through (D) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to Parent and its Subsidiaries other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which Parent or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(ix)          shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (A) that are equal to or less than the amounts specifically reserved with respect thereto on the balance sheet as of March 31, 2017 included in the Parent SEC Documents or (B) that do not exceed $50.0 million in the aggregate and, in all cases, do not obligate it or any of its Subsidiaries to take any material action (other than make a payment) or impose any material restrictions on its business or the business of any of its Subsidiaries;

(x)               shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any Tax election; (B) change any Tax accounting method; (C) file any amended Tax Return; (D) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, advance pricing agreement or closing agreement; (E) request any Tax ruling; (F) settle or compromise any Tax proceeding; (G) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; (H) change its jurisdiction of Tax residence; or (I) surrender any claim for a material refund of Taxes, if, in the case of clauses (A) through (G), such action would have a Parent Material Adverse Effect;

(xi)          shall not, and shall not permit any of their respective Subsidiaries to, acquire shares of Company Common Stock; and

(xii)         shall not agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to sub-clauses (i) through (xi) of this Section 5.2(b).

Section 5.3                                    Access.

(a)           For purposes of furthering the transactions contemplated hereby, each Party shall afford the other Party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors and agents and other representatives of such other Party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding such Party as the other Party may reasonably request.  Notwithstanding the foregoing, neither Party shall be required to afford such access if it would unreasonably disrupt the operations of such Party or any of its Subsidiaries, would cause a material violation of any agreement to which such Party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such Party or any of its Subsidiaries or would constitute a violation of any applicable Law.  Neither Party, nor any of their respective officers, employees or Representatives, shall be permitted to perform any onsite procedures (including an onsite study or any invasive testing or sampling) with respect to any property of either Party or any of their respective Subsidiaries without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed).

(b)           The Parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality and non-disclosure agreement, dated as of May 25, 2017, between the Parent and the Company, as amended on May 26, 2017 (the “Confidentiality Agreement”).

Section 5.4                                    No Solicitation by the Company.

(a)           Except as expressly permitted by this Section 5.4, the Company shall, shall cause each of its affiliates and its and their respective officers, directors and employees to, and shall use its reasonable best efforts to cause its and their respective agents, financial advisors, investment bankers, attorneys, accountants and other representatives (a person’s officers, directors, employees, agents, financial advisors, investment bankers, attorneys, accountants and other representatives being collectively its “Representatives”) to: (i) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to or may reasonably be expected to lead to a Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 24-month period prior to the date of this Agreement in connection with any actual or potential Takeover Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such person or its Representatives and (ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 5.4 and to limit its conversation or other communication exclusively to such referral), or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Takeover Proposal (other than (x) an Acceptable Confidentiality Agreement in accordance with Section 5.4(b) or (y) in accordance with Section 7.1(j)).  Except to the extent necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to this Section 5.4 (and in such case only in accordance with the terms hereof), (A) the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (y) any confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party other than, with respect to this clause (y), any confidentiality provision, the waiver, amendment, modification or permission of which does not, and would not be reasonably likely to, facilitate, encourage or relate in any way to a Takeover Proposal or a potential the Takeover Proposal and (B) the Company shall, and shall cause its Subsidiaries to, enforce such confidentiality and standstill provisions of any such agreement, and the Company shall, and shall cause its Subsidiaries to, immediately take all steps within their power necessary to terminate any waiver that may have been heretofore granted, to any person other than Parent or any of Parent’s affiliates, under any such provisions.

(b)                                 Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time from and after the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company or any of its Subsidiaries, or any of its or their Representatives, directly or indirectly receives a bona fide, unsolicited written Takeover Proposal from any person that did not result from the Company’s, its affiliates’ or the Company’s or its affiliates’ Representatives’ failure to comply with the provisions of Section 5.4(a) and if the Company Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Takeover Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal, then the Company and any of its Subsidiaries, and any of its or their Representatives, may, directly or indirectly, (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, contracts, books and records of the Company and its Subsidiaries, to the person who has made such Takeover Proposal and its Representatives and potential sources of financing; provided that the Company shall substantially concurrently with the delivery to such person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Takeover Proposal and its Representatives and potential sources of financing regarding such Takeover Proposal.  As used this Section 5.4, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less restrictive to the third party executing such agreement in the aggregate than those applicable to Parent that are contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.4.

(c)                                  The Company shall promptly (and in no event later than 24 hours after receipt) notify, orally and in writing, Parent after receipt by the Company or any of its Subsidiaries, or any of its or their Representatives, of any Takeover Proposal, including of the identity of the person making the Takeover Proposal and the material terms and conditions thereof, and shall promptly (and in no event later than 24 hours after receipt) provide unredacted copies to Parent of any written proposals, indications of interest, and/or draft agreements received from the person making the Takeover Proposal (or its Representatives) relating to such Takeover Proposal.  The

Company shall keep Parent reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Takeover Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Parent unredacted copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such Takeover Proposal).  The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.4.

(d)                                 Except as expressly permitted by this Section 5.4(d) or Section 5.4(e), neither the Company Board nor any committee thereof shall (i) (A) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (it being understood that the Company Board may refrain from taking a position with respect to such tender offer or exchange offer until the close of business as of the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Company Adverse Recommendation Change), or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to the Company Shareholders a Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle with respect to any Takeover Proposal (other than (x) an Acceptable Confidentiality Agreement entered into in accordance with Section 5.4(b) or (y) in accordance with Section 7.1(j)).  Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to receipt of the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change (i) in response to a Company Intervening Event, or (ii) after receipt of a bona fide, unsolicited Takeover Proposal, which the Company Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel is a Company Superior Proposal, if and only if, (x) in the case of clause (ii),  such Takeover Proposal was received after the date hereof and did not result from a breach of the provisions of this Section 5.4 and (y) in the case of clauses (i) and (ii), the Company Board has determined in good faith after consultation with the Company’s outside financial advisors and outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law and the Company complies with Section 5.4(e).

(e)                                  Prior to making such Company Adverse Recommendation Change (i) in response to a Company Intervening Event, the Company shall provide Parent with at least four business days’ prior written notice of its intention to effect a Company Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Company Intervening Event), and during such four business day period, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement in a manner that would obviate the need to effect a Company Adverse Recommendation Change or (ii) in connection with a Company Superior Proposal, (1) the Company shall provide Parent with at least four business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal) and specifying, in reasonable detail, the material terms and conditions of the Takeover Proposal, (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and (4) in the event of any change to any of the material financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) of this Section 5.4(e) and a new notice period under clause (1) of this Section 5.4(e) shall commence (except that the four business day notice period referred to in clause (1) of this Section 5.4(e) shall instead be equal to the longer of (x) two business days and (y) the period remaining under the notice period under clause (1) of this Section 5.4(e) immediately prior to the delivery of such additional notice under this clause (4)) during which time the Company shall be required to comply with the requirements of this Section 5.4(e) anew with respect to such additional notice, including clauses (1) through (4) above of this Section 5.4(e).

(f)                                   Nothing contained in this Section 5.4 shall prohibit the Company or the Company Board from taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the Company Shareholders pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Company Board, after consultation with outside counsel, the failure so to disclose would be inconsistent with its fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Company Board; provided that this Section 5.4(f) shall not permit the Company Board to make a Company Adverse Recommendation Change except to the extent permitted by this Section 5.4.

Section 5.5                                    No Solicitation by Parent.

(a)                                 Except as expressly permitted by this Section 5.5, Parent shall, shall cause each of its affiliates and its and their respective officers, directors and employees to, and shall use its reasonable best efforts to cause its and their other Representatives to: (i) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to or may reasonably be expected to lead to a Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 24-month period prior to the date of this Agreement in connection with any actual or potential Takeover Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such person or its Representatives, and (ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 5.5 and to limit its conversation or other communication exclusively to such referral), or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Takeover Proposal (other than (x) an Acceptable Confidentiality Agreement in accordance with Section 5.5(b) or (y) in accordance with Section 7.1(k)).  Except to the extent necessary to take any actions that Parent or any third party would otherwise be permitted to take pursuant to this Section 5.5 (and in such case only in accordance with the terms hereof), (A) Parent and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any agreement to which Parent or any of its Subsidiaries is a party or (y) any confidentiality provision in any agreement to which Parent or any of its Subsidiaries is a party other than, with respect to this clause (y), any confidentiality provision, the waiver, amendment, modification or permission thereof does not, and would not be reasonably likely to, facilitate, encourage or relate in any way to a Takeover Proposal or a potential the Takeover Proposal and (B) Parent shall, and shall cause its Subsidiaries to, enforce such confidentiality and standstill provisions of any such agreement, and Parent shall, and shall cause its Subsidiaries to, immediately take all steps within their power necessary to terminate any waiver that may have been heretofore granted, to any person other than the Company or any of the Company’s affiliates, under any such provisions.

(b)                                 Notwithstanding anything to the contrary contained in Section 5.5(a), if at any time from and after the date of this Agreement and prior to obtaining the Parent Shareholder Approval, Parent or any of its Subsidiaries, or any of its or their Representatives, directly or indirectly receives a bona fide, unsolicited written Takeover Proposal from any person that did not result from Parent’s, its affiliates’ or Parent’s or its affiliates’ Representatives’ failure to comply with the provisions of Section 5.5(a) and if the Parent Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Takeover Proposal constitutes or is reasonably likely to lead to a Parent Superior Proposal, then Parent and any of its Subsidiaries, and any of its or their Representatives, may, directly or indirectly, (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Parent and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, contracts, books and records of Parent and its Subsidiaries, to the person who has made such Takeover Proposal and its Representatives and potential sources of financing; provided that Parent shall substantially concurrently with the delivery to such person provide to the Company any non-public information concerning Parent or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to the Company and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Takeover

Proposal and its Representatives and potential sources of financing regarding such Takeover Proposal. As used in this Section 5.5, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less restrictive to the third party executing such agreement in the aggregate than those applicable to the Company that are contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit compliance by Parent with any of the provisions of this Section 5.5.

(c)                                  Parent shall promptly (and in no event later than 24 hours after receipt) notify, orally and in writing, the Company after receipt by Parent or any of its Subsidiaries, or any of its or their Representatives, of any Takeover Proposal, including of the identity of the person making the Takeover Proposal and the material terms and conditions thereof, and shall promptly (and in no event later than 24 hours after receipt) provide unredacted copies to the Company of any written proposals, indications of interest, and/or draft agreements received from the person making the Takeover Proposal (or its Representatives) relating to such Takeover Proposal.  Parent shall keep the Company reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Takeover Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to the Company unredacted copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such Takeover Proposal).  Parent agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits Parent from providing any information to the Company in accordance with this Section 5.5.

(d)                                 Except as expressly permitted by this Section 5.5(d) or Section 5.5(e), neither the Parent Board nor any committee thereof shall (i) (A) fail to include the Parent Board Recommendation in the Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to the Company the Parent Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (it being understood that the Parent Board may refrain from taking a position with respect to such tender offer or exchange offer until the close of business as of the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Parent Adverse Recommendation Change), or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to the Parent Shareholders a Takeover Proposal (any action described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”), or (ii) authorize, cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle with respect to any Takeover Proposal (other than (x) an Acceptable Confidentiality Agreement entered into in accordance with Section 5.5(b) or (y) in accordance with Section 7.1(k)).  Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to receipt of the Parent Shareholder Approval, the Parent Board may make a Parent Adverse Recommendation Change (i) in response to a Parent Intervening Event, or (ii) after receipt of a bona fide, unsolicited Takeover Proposal, which the Parent Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel is a Parent Superior Proposal, if and only if, (x) in the case of clause (ii),  such Takeover Proposal was received after the date hereof and did not result from a breach of the provisions of this Section 5.5 and (y) in the case of clauses (i) and (ii), the Parent Board has determined in good faith after consultation with Parent’s outside financial advisors and outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the Parent Board under applicable Law and Parent complies with Section 5.5(e).

(e)                                  Prior to making such Parent Adverse Recommendation Change (i) in response to a Parent Intervening Event, Parent shall provide the Company with at least four business days’ prior written notice of its intention to effect a Parent Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Parent Intervening Event), and during such four business day period, Parent has negotiated, and has caused its Representatives to negotiate, in good faith with the Company during such notice period, to the extent the Company wishes to negotiate, to enable the Company to propose revisions to the terms of this Agreement in a manner that would obviate the need to effect a Parent Adverse Recommendation Change or (ii) in connection with a Parent Superior Proposal, (1) Parent shall provide the Company with at least four business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Parent Superior Proposal) and specifying, in reasonable detail, the material terms and conditions of the Takeover Proposal, (2) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with the Company during such notice period, to the extent the Company wishes to negotiate, to enable the Company to propose revisions to the terms of this Agreement such that it would cause such Parent Superior Proposal to no longer constitute a Parent Superior Proposal, (3) following the end of such notice period, the Parent Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by the Company, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Parent Superior Proposal would nevertheless continue to constitute a Parent Superior Proposal if the revisions proposed by the Company were to be given effect, and (4) in the event of any change to any of the material financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Parent Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (1) of this Section 5.5(e) and a new notice period under clause (1) of this Section 5.5(e) shall commence (except that the four business day notice period referred to in clause (1) of this Section 5.5(e) shall instead be equal to the longer of (x) two business days and (y) the period remaining under the notice period under clause (1) of this Section 5.5(e) immediately prior to the delivery of such additional notice under this clause (4)) during which time Parent shall be required to comply with the requirements of this Section 5.5(e) anew with respect to such additional notice, including clauses (1) through (4) above of this Section 5.5(e).

(f)                                   Nothing contained in this Section 5.5 shall prohibit Parent or the Parent Board from taking and disclosing to the Parent Shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the Parent Shareholders pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Parent Board, after consultation with outside counsel, the failure so to disclose would be inconsistent with its fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Parent Board; provided that this Section 5.5(f) shall not permit the Parent Board to make a Parent Adverse Recommendation Change except to the extent permitted by this Section 5.5.

Section 5.6                                    Filings; Other Actions.

(a)                                 As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Form S-4, which will include the Proxy Statement/Prospectus. Each of Parent and the Company shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Each of Parent and the Company will cause the Proxy Statement/Prospectus to be mailed to the Parent Shareholders and Company Shareholders, as applicable, as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of the Parent Class A Ordinary Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other Party a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Class A Ordinary Shares for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Parent Shareholders and Company Shareholders, as applicable.

(b)                                 The Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Charter and Company Bylaws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the “Company Shareholder Meeting”) as soon as reasonably practicable following execution of this Agreement for the purpose of approving by requisite vote this Agreement. The Company Board shall, subject to Section 5.4(d), include the Company Board Recommendation in the Proxy Statement/Prospectus and use its reasonable best efforts to obtain the Company Shareholder Approval. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 5.4, the Company, regardless of whether the Company Board has approved, endorsed or recommended a Takeover Proposal or has withdrawn, modified or amended the Company Board Recommendation, will submit this Agreement for approval by the Company Shareholders at such meeting.

(c)                                  Parent, acting through the Parent Board, shall, in accordance with applicable Law and Parent’s articles of association, duly call, give notice of, convene and hold a general meeting of its shareholders (the “Parent Shareholder Meeting”) as soon as reasonably practicable following execution of this Agreement for the purpose of approving by requisite vote the Parent Shareholder Resolutions. The Parent Board shall, subject to Section 5.5(d), include the Parent Board Recommendation in the Proxy Statement/Prospectus and use its reasonable best efforts to obtain approval of the Parent Shareholder Resolutions. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 5.5, Parent, regardless of whether the Parent Board has approved, endorsed or recommended a Takeover Proposal or has withdrawn, modified or amended the Parent Board Recommendation, will submit the Parent Shareholder Resolutions for approval by the Parent Shareholders at such meeting.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, Parent or the Company, after consultation with the other Party hereto and subject to such other Party’s approval (which shall not be unreasonably withheld, conditioned or delayed), may adjourn or postpone the Parent Shareholder Meeting or the Company Shareholder Meeting, as applicable, to the extent it believes in good faith that such adjournment or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to its shareholders or, if as of the time for which the Parent Shareholder Meeting or the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient Parent Class A Ordinary Shares or shares of Company Common Stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting.

(e)                                  Parent and the Company will use their respective reasonable best efforts to hold the Parent Shareholder Meeting and the Company Shareholder Meeting simultaneously and as soon as reasonably practicable after the date of this Agreement and shall cooperate in good faith to coordinate the timing of the Parent Shareholder Meeting and the Company Shareholder Meeting with the Parties’ anticipated Closing Date.

Section 5.7                                    Efforts; Regulatory Approvals.

(a)                                 Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the provision of information in connection therewith, (ii) the satisfaction of the conditions to consummating the Merger, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act or other antitrust, competition, foreign investment or similar Laws outside of the United States) required to be obtained or made by the Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the

Merger or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Additionally, Parent, Merger Sub and the Company shall use reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, authorization, Order or approval of, or any exemption by, any such Governmental Entity necessary to be obtained prior to Closing.  To the extent that transfers of any Permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Merger (including Permits required pursuant to Environmental Laws), the Parties hereto shall use reasonable best efforts to effect such transfers.

(b)                                 In furtherance and not in limitation of the other covenants contained in this Section 5.7, each of the Parent, Merger Sub, and the Company shall use its reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made any and all undertakings necessary to resolve objections, if any, that any Relevant Authority may assert under the HSR Act and any other federal, state or foreign law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or reduction of competition (collectively, “Antitrust Laws”) or that regulates foreign investment (“Foreign Investment Laws”), with respect to this Agreement, and to avoid or eliminate each and every impediment under any Antitrust Law or Foreign Investment Laws that may be asserted by any Relevant Authority with respect to this Agreement, in each case, so as to enable the Closing to occur as promptly as practicable including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of the Parent, Merger Sub and the Company (or any of their respective subsidiaries) or any equity interest in any joint venture held by Parent, Merger Sub and the Company (or any of their respective subsidiaries), (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Parent, Merger Sub and the Company or their respective Subsidiaries and (iii) otherwise taking or committing to take any action that would limit the Parent’s or the Merger Sub’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Parent, Merger Sub and the Company (including any of their respective Subsidiaries) or any equity interest in any joint venture held by the Parent, Merger Sub and the Company (or any of their respective Subsidiaries), in each case as may be required in order to obtain all approvals and consents required directly or indirectly under any Antitrust Law or Foreign Investment Laws, or to avoid the commencement of any action to prohibit the Closing of the Agreement under any Antitrust Law or Foreign Investment Laws, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Closing of the Agreement or delay the Closing of the Agreement beyond the End Date, provided, however, that Parent shall not be required to take any actions under this Section 5.7 that would reasonably be expected to, individually or in the aggregate, result in a one-year loss of revenues determined in accordance with GAAP (as measured by the four full fiscal quarters for which financial statements are available immediately preceding the relevant measurement period) of more than $175.0 million on a combined basis for both the Company and its Subsidiaries and Parent and its Subsidiaries.  Nothing in this Section 5.7(b) shall require by the Parent, Merger Sub and the Company to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(c)                                  The Company and Parent shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.7.  In that regard, prior to the Closing, each Party shall promptly consult with one another with respect to, and provide any necessary information with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of), all filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger.  Each Party to this Agreement shall promptly inform the other Parties to this Agreement, and if in writing, furnish the other Party (or their counsel) with copies of (or, in the case of oral communications, advise the other Party (or their counsel) orally of) any communication from any Governmental Entity regarding the Merger, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed communication with any such Governmental Entity.  If any Party or any Representative of such Party receives a request for additional information or documentary material, or other request for information, from any Governmental Entity with respect to the Merger, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in substantial compliance with such request.  Neither Party shall participate in any meeting or teleconference with any Governmental Entity where material issues would likely be discussed in connection with this Agreement and the Merger unless, so long as reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.  Each Party shall furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.7 may be redacted (i) to remove references concerning the valuation of the Company and the Merger or other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

(d)                                 The Company and Parent shall use reasonable best efforts to (i) file, as promptly as practicable, but in any event no later than ten (10) business days after the date of this Agreement, all notifications required under the HSR Act; and (ii) make any other required or advisable filings (as determined by Parent) under any antitrust, competition, foreign investment or similar Laws as promptly as practicable.  In the event that the Parties receive a request for information or documentary material pursuant to the HSR Act or other request for information from any Governmental Entity, the Parties will use their respective reasonable best efforts to respond to such request as promptly as practicable, and counsel for both Parties will closely cooperate during the entirety of any such response process.

(e)                                  Notwithstanding anything to the contrary contained herein, the Parties agree that it is Parent’s sole right to control, direct and devise the strategy for all filings, notifications, submissions, communications and other dealings and decision-making in connection with the HSR Act and other antitrust, competition, foreign investment and similar Laws.  Notwithstanding the foregoing, nothing in this Section 5.7(e) shall limit Parent’s obligations under Section 5.7(a), (b), (c) and (d).

Section 5.8                                    Takeover Statutes. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state or other anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.9                                    Public Announcements.  Parent and the Company shall use commercially reasonable efforts to develop a joint communications plan and each Party shall use commercially reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan.  Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each Party shall consult with each other before issuing any press release or public statement with respect to the Merger and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation.  Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.10                             Indemnification and Insurance.

(a)                                 Parent agrees that, to the fullest extent permitted under applicable Law, all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing as at the date of this Agreement in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of formation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms.  For a period of six years from the Effective Time, to the fullest extent permitted under applicable Law, Parent shall, and shall cause the Surviving Company to, maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the certificate of formation, bylaws or similar organizational documents of the Company and its Subsidiaries in effect as at the date of this Agreement or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as at the date of this Agreement, and to the fullest extent permitted under applicable Law shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the organizational documents of the Company or its Subsidiaries in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)                                 Parent shall, and shall cause the Surviving Company to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with applicable Law and the Company Organizational Documents to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company).  In the event of any such Action, Parent and the Surviving Company shall cooperate with the Indemnified Party in the defense of any such Action.

(c)                                  For a period of six years from the Effective Time, Parent and the Surviving Company shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries with respect to matters existing or arising on or before the Effective Time (provided that Parent may substitute these for policies with a carrier with reasonably comparable credit ratings to the existing carrier of at least the same coverage and amounts and containing terms and conditions that it reasonably considers are no less favorable to the insured or, if insurance coverage that is no less favorable is unavailable, the best available coverage); provided, however, that Parent shall not be required to pay an annual premium in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.  If the Company or Parent elects, then the Company or Parent, as applicable, may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy, if purchased by the Company, exceed six (6) times the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.10(c).

(d)                                 Parent shall, to the fullest extent permitted under applicable Law, pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.10.

(e)                                  The rights of each Indemnified Party under this Section 5.10 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Company, any other indemnification arrangement, the TBOC or otherwise.

(f)                                   In the event that Parent, the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Company assumes the obligations set forth in this Section 5.10.

(g)                                  The obligations of Parent under this Section 5.10 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.10 applies without the consent of such Indemnified Party.  It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10, and (ii) this Section 5.10 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and its successors and assigns.

Section 5.11                             Control of Operations.  Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.12                             Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Ordinary Shares (including derivative securities with respect to Parent Ordinary Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13                             Transaction Litigation.  Each Party shall provide the other Party prompt written notice of any litigation brought by any shareholder of that Party against such Party, any of its Subsidiaries and/or any of their respective directors relating to the Merger, this Agreement or any of the transactions contemplated hereby. Unless, in the case of such litigation with respect to the Company, the Company Board has made or is considering making a Company Adverse

Recommendation Change, the Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any shareholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger.  The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any shareholder of the Company relating to this Agreement, the Merger or any other transaction contemplated hereby without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.14                             NYSE Listing.  Parent shall use its best efforts to cause the Parent Class A Ordinary Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 5.15                             Tax Matters.  The Parties shall (and shall cause their respective affiliates to) use commercially reasonable efforts to ensure that Section 7874 of the Code, the regulations promulgated thereunder, or official interpretation thereof as set forth in published guidance by the IRS (the “Expatriated Entity Rules”), should not apply in such a manner so as to cause Parent to be treated as a “domestic corporation” for U.S. federal income Tax purposes as a result of the Merger, including by (i) not taking any action that such Party knows (or not failing to take any action which failure such Party knows) is reasonably likely to result in such “domestic corporation” treatment, and (ii) negotiating in good faith such amendments to this Agreement as may be reasonably required in order to prevent such “domestic corporation” treatment (it being understood that no Party will be required to agree to any such amendment). If any Party is, or should reasonably become, aware of any fact or circumstance that such Party may reasonably expect would cause the representations in any of Section 3.14(d) or Section 4.14(c)  to be untrue, then such Party shall promptly notify the other Parties. The Parties agree to execute certificates, at such time or times as may be reasonably requested by any Party, in form and substance reasonably acceptable to the requesting Party, containing appropriate representations establishing that the Expatriated Entity Rules should not apply in such a manner so as to cause Parent to be treated as a “domestic corporation” for U.S. federal income Tax purposes as a result of the Merger.

Section 5.16                             Certificate of Non-USRPHC Status.  The Company shall deliver to Parent at the Closing a certification by the Company that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and Treasury Regulations Section 1.897-2(h)(1)(i), dated within 30 days prior to the Closing Date and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such certification to the IRS on behalf of the Company upon Closing.

Section 5.17                             Consent to Use of Financial Statements; Financing Cooperation. The Company hereby consents to Parent’s inclusion of any audited or unaudited financial statements, including those contained in any Company SEC Documents, relating to and prepared by the Company reasonably requested by Parent to be used in any financing or any filings that Parent desires to make with the SEC. In addition, the Company will use commercially reasonable efforts, at Parent’s sole cost and expense, to obtain customary comfort letters from PricewaterhouseCoopers LLP regarding financial statements of the Company as reasonably requested by the lead underwriter(s) or initial purchaser(s) in connection with any registered or private offering or otherwise and to obtain the consent of PricewaterhouseCoopers LLP to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, the Company will use commercially reasonable efforts to provide Parent such information regarding the Company’s business, and make available such personnel, as Parent may reasonably request in order to assist Parent in connection with any financing activities, including any public offerings to be registered under the Securities Act or private offerings, if permitted under Section 5.2(b).  Parent shall indemnify, defend, and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (a) any action taken by them at the request of Parent or Merger Sub pursuant to this Section 5.17 or in connection with any registered or private offering of Parent or (b) any information utilized in connection therewith (other than information provided by the Company and its Subsidiaries specifically for inclusion or incorporation by reference therein).

Section 5.18                             Employee Matters.

(a)                                 At the Effective Time, Parent and its Subsidiaries will continue the employment of all of the employees who are employed by the Company or any of its Subsidiaries as of the day immediately prior to the Effective Time (the “Affected Employees”) initially at the same salaries and wages of such employees immediately prior to the Effective Time.  During the period from the Effective Time to and including the one year anniversary of the Closing Date, Parent and its Subsidiaries (i) shall provide each Affected Employee with an annual salary rate or hourly wage rate, as applicable, that is no less favorable to such Affected Employee than the salary rate or wage rate provided to such Affected Employee immediately prior to the Effective Time, and (ii) shall provide Affected Employees who are so employed by the Company or its Subsidiaries as of the day immediately prior to the Effective Time, in the aggregate, with employee compensation and benefits (excluding equity compensation and long-term incentives) that are no less favorable in the aggregate than those provided by the Company or its Subsidiaries immediately prior to the Effective Time; provided, however, that Parent may transition Affected Employees to Parent’s bonus and incentive compensation plans at any time in Parent’s discretion and, following the end of the fiscal year or benefit plan year, as applicable, in which the Closing Date occurs, Parent may transition Affected Employees to other compensation and benefit plans providing compensation and benefits that are substantially comparable in the aggregate to those provided to Parent’s other similarly situated employees. Nothing in this Agreement shall be considered a contract between Parent and its Subsidiaries and any Affected Employee or consideration for, or inducement with respect to, any such employee’s continued employment and, without limitation, all such employees are and will continue to be considered to be employees at will pursuant to the applicable employment at will laws or doctrines, subject to any express written agreement to the contrary with such employee. From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries to honor, each change in control or severance agreement between the Company and its Subsidiaries and any employee thereof and to perform the obligations of the Company thereunder, and Parent shall provide, or cause its Subsidiaries to provide, relocation benefits in accordance with Company policy as in effect on the date of this Agreement to any Affected Employee who becomes entitled to severance benefits following the Effective Time pursuant to any Company Benefit Plan.

(b)                                 With respect to each Affected Employee, Parent shall credit, or cause its Subsidiaries to credit, the period of employment and service recognized by the applicable employer immediately prior to the Effective Time (for purposes of its corresponding plans, programs, policies or similar employment-related arrangements) to have been employment and service with Parent for purposes of determining the Affected Employee’s eligibility to join (subject to satisfaction of all non-service related eligibility criteria) and vesting (but not benefit accrual for any purpose other than vacation pay, severance and termination pay and sick leave) under all employee benefit plans, programs, policies or similar employment related arrangements of Parent and its Subsidiaries in which the Affected Employee is eligible to participate; provided, however, that no such credit shall be provided to the extent that it would result in a duplication of credit or benefits. Parent shall waive, and to the extent necessary to effect the terms hereof, shall use commercially reasonable efforts to cause the relevant insurance carriers and other third parties to waive, any restrictions and limitations for medical conditions existing as of the Effective Time of those Affected Employees and their dependents who were covered immediately prior to the Effective Time under a group health plan maintained by the Company, Parent or their Subsidiaries, but only to the extent that such medical condition would be covered by Parent’s group health plan if it were not a pre-existing condition and only to the extent that such limitations would not have applied under the applicable group health plan covering the Affected Employee prior to the Effective Time. Further, Parent shall offer, or cause its Subsidiaries to offer, at the Effective Time to each Affected Employee coverage under a group health plan (as defined in Section 5000(b)(1) of the Code) which credits such Affected Employee towards the deductibles, coinsurance and maximum out-of-pocket provisions imposed under such group health plan, for the plan year during which the Effective Time (or such later date as the Affected Employees participate in such group health plan) occurs, with any applicable expenses already incurred during such year under the Company’s or Parent’s group health plan.

(c)                                  The Company and Parent agree to cooperate in good faith to establish a process to promptly integrate the Company Benefit Plans and the Parent Benefit Plans following the Effective Time.

(d)                                 Promptly following the Effective Time, Parent shall pay, or shall cause its Subsidiaries to pay, to each Affected Employee who was employed by the Company or its Subsidiaries immediately prior to the Effective Time an amount, to the extent then unpaid, equal to the unpaid portion of any annual incentive bonus to which the Affected Employee were be entitled under the applicable Company annual bonus plan for the year prior to the year in which the Effective Time occurs.

(e)                                  Except with respect to offers of employment to prospective new employees in the ordinary course of business consistent with past practices, the Company and Parent agree that they shall not make, and shall cause their respective Subsidiaries not to make, any representations or promises, oral or written, to any of their employees concerning continued employment following the Effective Time, or the terms and conditions of that employment, except in writing with the prior written consent of the other party.

(f)                                   Notwithstanding the foregoing, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan, Parent Benefit Plan or other compensation or benefit plan, program or arrangement of the Company, Parent or their Subsidiaries, or shall limit the right of the Company, Parent or any of their Subsidiaries, to amend, terminate or otherwise modify any such plan or arrangement or to terminate the employment of any Affected Employee at any time.  No Affected Employee or other individual is an intended third party of this Section 5.18 and no such person shall have any right to enforce any provision of this Section 5.18.

(g)                                  For the avoidance of doubt, upon the Effective Time, a “change in control” shall be deemed to have occurred for purposes of all Company Benefit Plans and other employee plans, programs and arrangements of the Company that use “change in control” or a similar term.

Section 5.19                             Obligations of Merger Sub and the Surviving Company.  Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 5.20                             Intercompany Structure.  Within 30 days after the date hereof, Parent shall deliver to the Company, for the Company’s review and approval (which approval shall not be unreasonably conditioned, withheld or delayed), a plan by which Parent can effect, prior to the Effective Time, certain intercompany transfers of equity and debt among Parent, Merger Sub and any other affiliates of Parent, including any newly-formed or to-be-formed entities, in accordance with the principles set forth in Schedule 5.20. The consummation of the transactions contemplated hereby shall be effected in accordance with such plan, which shall not be modified without the Company’s approval (which approval shall not be unreasonably conditioned, withheld or delayed).  Parent and the Company shall work together in good faith in order to achieve an efficient intercompany structure among Parent, such affiliates and Merger Sub in connection with the consummation of the transactions contemplated hereby.

Section 5.21                             Company Bond Redemption.  At least 45 but not more than 75 days prior to the Closing Date, if requested by Parent, the Company shall deliver a redemption notice to the holders (the “Noteholders”) of the Company’s 6.50% Senior Notes due 2020 (the “Company Notes”) providing for the redemption of such Company Notes by the Company substantially concurrently with the Closing.  The redemption of such Company Notes, if any, shall be made pursuant to Section 4.07 of that certain Indenture dated as of January 18, 2012 among the Company, the subsidiary guarantors of the Company party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto dated January 18, 2012 (as so supplemented, the “Indenture”), and shall be conditioned upon the Closing.  The Company shall comply with the provisions in Article IV of the Indenture relating to the redemption of the Company Notes and shall provide Parent a reasonable opportunity to review and comment on any documents delivered by the Company to the Noteholders or the Trustee in connection with the redemption.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1                                    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by all Parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)                                 The Company Shareholder Approval shall have been obtained.

(b)                                 The resolution referred to in clause (a) of the definition of Parent Shareholder Resolutions shall have been passed.

(c)                                  The Parent Class A Ordinary Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d)                                 The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)                                  No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits the consummation of the Merger.

(f)                                   All waiting periods applicable to the Merger under the HSR Act, including any secondary acquisition notifications pursuant to 16 C.F.R. § 801.4, shall have expired or been terminated.

(g)                                  Since the date of this Agreement, there shall have been no Adverse 7874 Tax Law Change.

Section 6.2                                    Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a)                                 The representations and warranties of Parent and Merger Sub set forth in (i) this Agreement (other than in Sections 4.1(c), 4.1(d) and 4.7(b)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Parent Material Adverse Effect, (ii) Sections 4.1(c) and 4.1(d) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) Section 4.7(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b)                                 Each of Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)                                  Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3                                    Conditions to Obligation of Parent and Merger Sub to Effect the Merger.  The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a)                                 The representations and warranties of the Company set forth in (i) this Agreement (other than in Sections 3.1(c), 3.1(d) and 3.7(b)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” the Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Sections 3.1(c) and 3.1(d) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) Section 3.7(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b)                                 The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)                                  The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)                                 All consents of, or filings with, the Governmental Entities set forth in Schedule 6.3(d) shall have been obtained and any applicable waiting period with respect thereto shall have expired or been terminated, as the case may be.

Section 6.4                                    Frustration of Closing Conditions.  Neither the Company nor Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s willful and intentional material breach of any material provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1                                    Termination or Abandonment.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a)                                 by the mutual written consent of the Company, Parent and Merger Sub;

(b)                                 by either the Company or Parent, if the Merger shall not have been consummated on or prior to February 28, 2018 (the “End Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.1(f) or Section 6.3(d), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either the Company or Parent from time to time by written notice to the other Party up to a date not beyond May 29, 2018, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(c)                                  by either the Company or Parent, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such injunction was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(d)                                 by either the Company or Parent, if the Company Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Shareholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company Shareholder Approval is proximately caused by a breach by the Company of Section 5.4;

(e)                                  by either the Company or Parent, if the Parent Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the resolution referred to in clause (a) of the definition of Parent Shareholder Resolutions shall not have been passed; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent where the failure to pass the resolution referred to in clause (a) of the definition of Parent Shareholder Resolutions is proximately caused by a breach by Parent of Section 5.5;

(f)                                   by the Company, if either Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, has not been cured within the earlier of (x) 30 calendar days after receipt of notice thereof from the Company describing such breach or failure in reasonable detail or (y) three business days before the End Date  (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein such that the conditions set forth in Section 6.3(a) and Section 6.3(b) shall not be satisfied);

(g)                                  by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, has not been cured within the earlier of (x) 30 calendar days after receipt of notice thereof from Parent describing such breach or failure in reasonable detail or (y) three business days before the End Date (provided that neither Parent nor Merger Sub is then in breach of any representation, warranty, covenant or other agreement contained herein such that the conditions set forth in Section 6.2(a) and Section 6.2(b) shall not be satisfied);

(h)                 by the Company, (i) in the event of a Parent Adverse Recommendation Change or (ii) upon any uncured material breach by Parent of its obligations under Section 5.5;

(i)                  by Parent, (i) in the event of a Company Adverse Recommendation Change or (ii) upon any uncured material breach by the Company of its obligations under Section 5.4;

(j)                  by the Company, if, at any time prior to the receipt of the Company Shareholder Approval, the Company shall have (i) effected a Company Adverse Recommendation Change in accordance with Section 5.4 in order to accept a Company Superior Proposal, (ii) entered into a definitive agreement with respect to such Company Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 7.1(j) and (iii) paid the Company Termination Fee to Parent in accordance with Section 7.3(a)(vii); and

(k)                 by Parent, if, at any time prior to the receipt of the Parent Shareholder Approval, Parent Board shall have (i) effected a Parent Adverse Recommendation Change in accordance with Section 5.5 in order to accept a Parent Superior Proposal, (ii) entered into a definitive agreement with respect to such Parent Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 7.1(k) and (iii) paid the Parent Termination Fee to the Company in accordance with Section 7.3(a)(viii).

Any termination pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall be effected by written notice from the terminating Party to the other Parties.

Section 7.2            Effect of Termination.  In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of this Section 7.2, Section 7.3 and Article VIII), and there shall be no other liability on the part of any Party to the other except as provided in Section 7.3 and liability arising out of, or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity.

Section 7.3                                    Termination Fees.

(a)           If, but only if, this Agreement is terminated:

(i)                (A) by Parent or the Company pursuant to Section 7.1(b) [End Date] or Section 7.1(d) [No Company Shareholder Approval] or by Parent pursuant to Section 7.1(i)(ii) [Breach of No Shop] and (B) (x) a Takeover Proposal has been made to the Company or the Company Shareholders after the date hereof or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (y) such Takeover Proposal or intention to make a Takeover Proposal was publicly disclosed prior to the time of such termination and a Takeover Proposal remained pending as of the date of such termination, and (z) within twelve months after the termination of this Agreement, (1) the Company enters into a definitive agreement for the consummation of a Takeover Proposal or (2) a Takeover Proposal is consummated, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee within two business days after the  consummation of the Takeover Proposal (provided, however, that for purposes of this Section 7.3(a)(i), the references to “20% or more” in the definition of Takeover Proposal shall be deemed to be references to “more than 50%”);

(ii)               (A) by Parent or the Company pursuant to Section 7.1(b) [End Date] or by the Company pursuant to Section 7.1(h)(ii) [Breach of No Shop] and (B) (x) a Takeover Proposal has been made to Parent or the Parent Shareholders after the date hereof or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (y) such Takeover Proposal or intention to make a Takeover Proposal was publicly disclosed prior to the time of such termination and a Takeover Proposal remained pending as of the date of such termination, and (z) within twelve months after the termination of this Agreement, (1) Parent enters into a definitive agreement for the consummation of a Takeover Proposal or (2) a Takeover Proposal is consummated, then Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee within two business days after the consummation of the Takeover Proposal (provided, however, that for purposes of this Section 7.3(a)(ii), the references to “20% or more” in the definition of Takeover Proposal shall be deemed to be references to “more than 50%”);

(iii)              by the Company or Parent pursuant to Section 7.1(e) [No Parent Shareholder Approval] or by the Company pursuant to Section 7.1(h)(i) [Parent Recommendation Change] in response to a Parent Intervening Event, then Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee promptly, and in any event not more than two business days following such termination;

(iv)              by Parent pursuant to Section 7.1(i)(i) [Company Recommendation Change] in response to a Company Intervening Event, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee promptly, and in any event not more than two business days following such termination;

(v)               by the Company or Parent pursuant to Section 7.1(d) [No Company Shareholder Approval], or by Parent pursuant to Section 7.1(g) [Company Breach of Representations and Covenants], then the Company shall pay, or cause to be paid, to Parent the Expense Reimbursement Amount promptly, and in any event not more than two business days following such termination; provided that the payment by the Company of the Expense Reimbursement Amount pursuant to this Section 7.3(a)(v) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee under Section 7.3 except to the extent indicated in such section; provided further that, to the extent a Company Termination Fee becomes payable, any payment previously made pursuant to this Section 7.3(a)(v) shall be credited against such obligation of the Company to pay the Company Termination Fee;

(vi)              by the Company pursuant to Section 7.1(f) [Parent/Merger Sub Breach of Representations and Covenants], then Parent shall pay, or cause to be paid, to the Company the Expense Reimbursement Amount promptly, and in any event not more than two business days following such termination; provided that the payment by Parent of the Expense Reimbursement Amount pursuant to this Section 7.3(a)(vi) shall not relieve the Company of any subsequent obligation to pay the Parent Termination Fee under Section 7.3 except to the extent indicated in such section; provided further that, to the extent a Parent Termination Fee becomes payable, any payment previously made pursuant to this Section 7.3(a)(vi) shall be credited against such obligation of the Parent to pay the Parent Termination Fee;

(vii)             by the Company pursuant to Section 7.1(j) [Company Superior Proposal], concurrently with, and as a condition to, such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee; or

(viii)            by Parent pursuant to Section 7.1(k) [Parent Superior Proposal], concurrently with, and as a condition to, such termination, Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

(b)           “Company Termination Fee” shall mean a cash amount equal to $30,000,000.  “Parent Termination Fee” shall mean a cash amount equal to $50,000,000.  Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee or Parent Termination Fee shall become due and payable in accordance with this Section 7.3, from and after such termination and payment thereof pursuant to and in accordance with this Section 7.3, the Party paying the Company Termination Fee or Parent Termination Fee shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.3.  Payment by the Company of the Company Termination Fee or payment by Parent of the Parent Termination Fee, as applicable, shall not relieve the Company or Parent, as applicable, from any liability or damage resulting from fraud or a willful and material breach by such Party of this Agreement; provided that, notwithstanding the foregoing, (A) if Parent accepts payment of the Company Termination Fee in connection with a termination pursuant to Section 7.1(i)(ii), none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and (B) if the Company accepts payment of the Parent Termination Fee in connection with a termination pursuant to Section 7.1(h)(ii), none of Parent, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.  Each of the Parties hereto acknowledges that neither the Company Termination Fee nor the Parent Termination Fee is intended to be a penalty, but rather liquidated damages in a reasonable amount that will compensate a Party in the circumstances in which such fee is due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  In no event shall the Company or Parent be entitled to more than one payment of the

Company Termination Fee or Parent Termination Fee, as the case may be, in connection with a termination of this Agreement pursuant to which the Company Termination Fee or Parent Termination Fee is payable.  “Expense Reimbursement Amount” means an amount, not to exceed $10,000,000, equal to the reasonable out-of-pocket fees and expenses, incurred by or on behalf of the person entitled to payment, in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, but excluding any VAT for which Parent (or any member of a VAT grouping arrangement of which Parent is a member) is entitled to a refund, repayment or credit from any relevant tax authority.

(c)           Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company and Parent would not enter into this Agreement.  Accordingly, if the Company or Parent fails to pay in a timely manner any amount due pursuant to this Section 7.3, then (i) the Company or Parent, as applicable, shall reimburse the Party entitled to the Company Termination Fee or Parent Termination Fee for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced and (ii) the Company or Parent, as applicable, shall pay to the Party entitled to the Company Termination Fee or Parent Termination Fee interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

(d)           The Company confirms that it is established outside of the European Union for VAT purposes.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1            No Survival.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for: (a) the covenants and agreements of the Parties in Section 5.3(b), Section 7.2, Section 7.3 and this Article VIII; (b) the covenants and agreements of Parent in Section 5.10; and (c) any covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2            Expenses.  Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses; provided, however, that each of the Company and Parent shall pay and bear one-half of all filing fees required under the HSR Act or other antitrust, competition, foreign investment or similar Laws outside of the United States.  Except as otherwise provided in this Agreement, all transfer, documentary, sales, use, stamp (including any liability to any UK stamp duty or UK stamp duty reserve tax in respect of the Merger Consideration), registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with the issue and delivery of the Merger Consideration to holders of Company Shares in accordance with this Agreement but not, for the avoidance of doubt, in respect of any subsequent transfers or dealings in the Parent Ordinary Shares comprising the Merger Consideration (collectively, “Transfer Taxes”) shall be paid by Parent when due, and Parent shall, at its own expense, file all necessary documentation with respect to all such Transfer Taxes.

Section 8.3            Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4            Governing Law.  This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

Section 8.5            Jurisdiction; Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any Texas State or federal court sitting in Houston, Texas (or, if such court lacks subject matter jurisdiction, in any appropriate Texas State or federal court) and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in any Texas State or federal court sitting in Houston, Texas (or, if such court lacks subject matter jurisdiction, in any appropriate Texas State or federal court). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 8.6            WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY OR PARENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 8.7            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified; (b) when received when sent by email or facsimile by the Party to be notified; provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

To the Company:

Atwood Oceanics, Inc.
15011 Katy Freeway
Suite 800
Houston, Texas 77094
Facsimile:	(832) 201-7093
Attention:	Walter A. Baker
Senior Vice President, General Counsel and Corporate Secretary

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher
1221 McKinney Street
Houston, Texas 77010
Facsimile:	(346) 718-6901
Attention:	Tull R. Florey
Email:	tflorey@gibsondunn.com

To Parent or Merger Sub:

Ensco plc
6 Chesterfield Gardens
London, England W1J 5BQ
Facsimile:	44 0 207 409 0399
Attention:	Michael T. McGuinty
Senior Vice President — General Counsel and Secretary

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Facsimile: (713) 546-5401
Attention:	Sean T. Wheeler
Debbie P. Yee
Email:	sean.wheeler@lw.com debbie.yee@lw.com

Slaughter and May
One Bunhill Row
London, United Kingdom EC1Y 8YY
Facsimile: 44 (0) 20 7090 5000
Attention:	Hywel Davies
Chris McGaffin
Email:	hywel.davies@slaughterandmay.com
chris.mcgaffin@slaughterandmay.com

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.  Any Party may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8            Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by a Party hereto without the prior written consent of the other Party.  Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.  Any purported assignment not permitted under this Section shall be null and void.

Section 8.9            Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10          Entire Agreement.  This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and, subject to Section 5.10, this Agreement is not intended to grant standing to any person other than the Parties hereto.

Section 8.11          Amendments; Waivers.  At any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval or the passing of the Parent Shareholder Resolutions, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, however, that after receipt of the Company Shareholder Approval or the passing of the Parent Shareholder Resolutions, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the Company Shareholders or the Parent Shareholders, as the case may be, the effectiveness of such amendment or waiver shall be subject to the approval of the Company Shareholders or the Parent Shareholders, as the case may be.  Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12          Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13                             No Third-Party Beneficiaries.

(a)           Each of the Company, Parent and Merger Sub agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and (ii) except for the provisions of Section 5.10 (the “Third Party Rights Clause”), this Agreement is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(b)           The Third Party Rights Clause confers a benefit on certain persons named in Section 5.10 who are not a Party (each for the purposes of this clause a “Third Party”) and, subject to the remaining provisions of this clause, is intended to be enforceable by the Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

(c)           The Parties do not intend that any term of this Agreement, apart from the Third Party Rights Clause, should be enforceable, by virtue of the Contracts (Rights of Third

Parties) Act 1999, by any person who is not a Party.

(d)           Notwithstanding the provisions of clauses (a) and (b) above, this Agreement may be rescinded or varied in any way and at any time by the Parties without the consent of any Third Party.

Section 8.14          Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.  If this Agreement requires the Parties to “agree” or requires an “agreement” between the Parties, such “agreements” must be in writing, unless specifically indicated otherwise.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  Each of the Parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15          Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Adverse 7874 Tax Law Change” means any change in applicable Law (whether or not such change in Law is yet effective) with respect to Section 7874 of the Code (or any other U.S. Tax Law), or official interpretation thereof as set forth in published guidance by the IRS (other than IRS News Releases) (whether or not such change in official interpretation is yet effective), or any bill that would implement such a change which has been passed in identical (or substantially identical such that a conference committee is not required prior to submission of such legislation for the President’s approval or veto) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed, in each case, that, once effective, more likely than not, as a result of the Merger, causes Parent to be treated as a United States domestic corporation for U.S. federal income tax purposes.

“affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Benefit Plan” means a Parent Benefit Plan or a Company Benefit Plan, as applicable.

“business day” means any day other than a Saturday, Sunday or other day on which the banks in the State of New York are authorized by Law or executive order to remain closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, labor union contract, trade union agreement, or agreements, customs, practices or arrangements (whether legally binding or not) for collective bargaining or recognition with any trade union, works council, staff association or other representative body.

“Companies Act” means the Companies Act 2006, as amended.

“Company Bylaws” means the By-Laws of Atwood Oceanics, Inc., effective March 7, 2013.

“Company Charter” means the Amended and Restated Certificate of Formation of Atwood Oceanics, Inc. effective as of February 14, 2013, as amended by Amendment No. 1 thereto dated February 19, 2014.

“Company Financial Statements” means the consolidated financial statements (including all related notes and schedules thereto) of the Company included in the Company SEC Documents.

“Company Intervening Event” means a material event or circumstance that (a) was not known to the Company Board, or the material consequences of which (based on facts known to members of the Company Board as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement, (b) becomes known by the Company Board prior to the receipt of the Company Shareholder Approval and (c) does not relate to the receipt, existence or terms of a Takeover Proposal involving the Company.

“Company IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the current operation of the business of the Company and its Subsidiaries.

“Company Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would be reasonably expected to have, a material adverse effect on (A) the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or (B) the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, excluding for purposes of this clause (B) any effect resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates and access to capital markets), (2) any changes or developments generally in the industries in which the Company or any of its Subsidiaries conducts its business,

(3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including, subject to the following proviso, the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding by shareholders or otherwise with respect to the Merger or any of the other transactions contemplated by this Agreement) (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 3.2 or Section 3.19 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of Parent, (5) any changes or developments in prices for oil, natural gas or other commodities, (6) any adoption, implementation, promulgation, repeal or modification, or announced intention to do any of the foregoing, following the date of this Agreement of any rule, regulation, ordinance, Order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (7) any changes in GAAP or accounting standards following the date of this Agreement, (8) earthquakes, any weather-related event, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (9) any failure by the Company in and of itself to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition), or (10) any changes in the share price or trading volume of the Company Common Stock (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (6), (7) and (8) to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate; provided that, for the avoidance of doubt, notwithstanding anything to the contrary above, any blowout, spill, explosion, or similar occurrence with respect to any equipment operated by the Company may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Permitted Liens” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among the Company and its wholly owned Subsidiaries, (F) Liens securing interest rate protection agreements or currency rate protection agreements incurred in the ordinary course of business and not for speculative purposes, (G) banker’s Liens and customary rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution, (H) Liens securing obligations under the Company’s revolving credit facility, or (I) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

“Company Shareholder” means a holder of a share of Company Common Stock from time to time.

“Company Shareholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the affirmative vote of Company Shareholders holding at least two-thirds of the outstanding shares of Company Common Stock.

“Company Stock Plans” means, collectively, the Company Amended and Restated 2001 Stock Incentive Plan, the Amended and Restated Company 2007 Long-Term Incentive Plan, the Company 2013 Long-Term Incentive Plan and any other plans or arrangements of the Company providing for the compensatory grant of awards of shares of Company Common Stock or awards denominated, in whole or in part, in shares of Company Common Stock or options, share appreciation rights or similar awards relating to the Company Common Stock, including any and all such plans of predecessor or acquired entities that have been assumed by the Company.

“Company Superior Proposal” means a bona fide, unsolicited, written the Takeover Proposal (A) that if consummated would result in a third party acquiring, directly or indirectly, more than 50% of the outstanding shares of Company Common Stock or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (B) that the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Takeover Proposal and (C) that the Company Board determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by Parent in response to such Takeover Proposal, and all financial, legal, regulatory and other aspects of such Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable from a financial point of view to the Company Shareholders than the Merger.

“Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section

414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Export Control Laws” means all Laws and regulations related to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision or receipt of goods, technology, software or services, including (a) the United States International Traffic in Arms Regulations administered by the United States State Department’s Directorate of Defense Trade Controls; (b) the Export Administration Regulations administered by the United States Commerce Department (including the antiboycott regulations administered by the Office of Antiboycott Compliance); (c) nuclear export regulations administered by the United States Nuclear Regulatory Commission and the United States Department of Energy; (d) United States customs regulations administered by the United States Customs and Border Protection; (e) the EU Dual-Use Regulation, Council Regulation (EC) No 428/2009 (and associated amendments); and (f) all other applicable import and export controls in the countries in which the party conducts business.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the U.S. National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated by any Governmental Entity as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, biological material, and any toxic, radioactive or hazardous substance, material or agent.

“knowledge” means (i) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.15 of the Company Disclosure Schedule and (ii) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.15 of the Parent Disclosure Schedule.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Parent Class A Ordinary Shares” means the Class A Ordinary Shares in the share capital of Parent, each with a nominal value of $0.10 per share.

“Parent Class B Ordinary Shares” means the Class B Ordinary Shares in the share capital of Parent, each with a nominal value of £1.00 per share.

“Parent Closing Price” means the average, rounded to the nearest one tenth of a cent, of the closing sales prices of Parent Class A Ordinary Shares on the NYSE as reported by The Wall Street Journal for the ten trading days immediately preceding the date which is five trading days immediately prior to the date on which the Effective Time occurs.

“Parent Financial Statements” means the consolidated financial statements (including all related notes and schedules thereto) of Parent included in the Parent SEC Documents.

“Parent Intervening Event” means a material event or circumstance that (a) was not known to the Parent Board, or the material consequences of which (based on facts known to members of the Parent Board as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement, (b) becomes known by the Parent Board prior to the receipt of the Parent Shareholder Approval and (c) does not relate to the receipt, existence or terms of a Takeover Proposal involving Parent.

“Parent IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of Parent and its Subsidiaries that are required in connection with the current operation of the business of Parent and its Subsidiaries.

“Parent Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would be reasonably expected to have, a material adverse effect on (A) the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or (B) the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, excluding for purposes of this clause (B) any effect resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates and access to capital markets), (2) any changes or developments generally in the industries in which Parent or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including, subject to the following proviso, the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding by shareholders or otherwise with respect to the Merger or any of the other transactions contemplated by this Agreement) (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 4.2 or Section 4.19 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of the Company, (5) any changes or developments in prices for oil, natural gas or other commodities, (6) any adoption, implementation, promulgation, repeal or modification, or announced intention to do any of the foregoing, following the date of this Agreement of any rule, regulation, ordinance, Order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (7) any changes in GAAP or accounting standards following the date of this Agreement, (8) earthquakes, any weather-related event, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (9) any failure by Parent in and of itself to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition), or (10) any changes in the share price or trading volume of Parent Ordinary Shares (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (6), (7) and (8) to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate; provided that, for the avoidance of doubt, notwithstanding anything to the contrary above, any blowout, spill, explosion, or similar occurrence with respect to any equipment operated by Parent may be taken into account in determining whether there has been a Parent Material Adverse Effect.

“Parent Ordinary Shares” means the Parent Class A Ordinary Shares and the Parent Class B Ordinary Shares.

“Parent Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among Parent and its wholly owned Subsidiaries, (F) Liens securing interest rate protection agreements or currency rate protection agreements incurred in the ordinary course of business and not for speculative purposes, (G) banker’s Liens and customary rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution, or (H) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

“Parent Shareholder” means a holder of Parent Class A Ordinary Shares from time to time.

“Parent Shareholder Approval” means the passing of the resolution referred to in clause (a) of the definition of Parent Shareholder Resolutions.

“Parent Shareholder Resolutions” means the resolutions included in the Proxy Statement/Prospectus to: (a) authorize the Parent Board to allot and issue the Parent Class A Ordinary Shares to be issued in the Merger pursuant to Article II, and (b) if Parent so determines, (i) authorize the Parent Board to allot and issue up to a nominal amount of Parent Ordinary Shares representing approximately 33% of the enlarged share capital of Parent immediately following Closing, and up to a further same nominal amount of Parent Ordinary Shares in connection with a pre-emptive offering of shares, (ii) authorize the Parent Board to allot and issue up to a nominal amount of Parent Ordinary Shares representing approximately 5% of the enlarged share capital of Parent immediately following Closing for cash on a non-pre-emptive basis, and (iii) authorize the Parent Board to further allot and issue up to a nominal amount of Parent Ordinary Shares representing approximately 5% of the enlarged share capital of Parent immediately following Closing for cash on a non-pre-emptive basis, such authority to be used only for the purposes of financing (or refinancing, if the power is to be used within six months after the original transaction)

a transaction which the Parent Board deems to be an acquisition or other capital investment.

“Parent Stock Plans” means, collectively, the Parent 2012 Long-Term Incentive Plan, the Parent International Incorporated 2005 Long-Term Incentive Plan the Pride International, Inc. 1998 Long-Term Incentive Plan and the Pride International, Inc. 2007 Long-Term Incentive Plan and any other plans or arrangements of Parent providing for the compensatory grant of awards of Parent Ordinary Shares or awards denominated, in whole or in part, in Parent Ordinary Shares or options, share appreciation rights or similar awards relating to Parent Ordinary Shares, including any and all such plans of predecessor or acquired entities that have been assumed by Parent.

“Parent Superior Proposal” means a bona fide, unsolicited, written Takeover Proposal (A) that if consummated would result in a third party acquiring, directly or indirectly, more than 50% of the outstanding shares of Parent Ordinary Shares or more than 50% of the assets of Parent and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (B) that the Parent Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Takeover Proposal and (C) that the Parent Board determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by the Company in response to such Takeover Proposal, and all financial, legal, regulatory and other aspects of such Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable from a financial point of view to the Parent Shareholders than the Merger.

“person” means an individual, a public limited company, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Relevant Authority” means the United States Department of Justice, the U.S. Federal Trade Commission, and any United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction.

“Shareholder Meetings” means the Company Shareholder Meeting and the Parent Shareholder Meeting.

“Subsidiaries” of any Party means any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such Party or (ii) such Party or any Subsidiary of such Party is a general partner on the date hereof.

“Takeover Code” means the City Code on Takeovers and Mergers.

“Takeover Proposal” means, with respect to the Company or Parent, (A) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture, scheme of arrangement or other similar transaction involving such Party or any of its Subsidiaries whose assets, taken together, constitute 20% or more of such Party’s consolidated assets, (B) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the outstanding shares of securities of such Party  representing more than 20% of the voting power of such Party or (C) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of equity securities in any Subsidiary of such Party), directly or indirectly, in one or more transactions, assets or businesses of such Party or its Subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of such Party, in each case, other than the Merger.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

“Trade Sanctions” means economic or trade sanctions administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the U.S. Department of Treasury with respect to the Code.

“VAT” means any Tax imposed in compliance with Directive 2006/112/EEC and any similar Tax which may be imposed in substitution for or in addition to such tax.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENSCO plc

By:	/s/ Carl G. Trowell
Name: Carl G. Trowell
Title: President and Chief Executive Officer

ECHO MERGER SUB LLC

By:	/s/ Melissa Cougle
Name: Melissa Cougle
Title: Vice President and Treasurer

ATWOOD OCEANICS, INC.

By:	/s/ Robert J. Saltiel
Name: Robert J. Saltiel
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I
INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.4(b)
Action	Section 5.9(b)
Adverse 7874 Tax Law Change	Section 8.15
Adverse Recommendation Change	Section 5.4(d)
Affected Employee	Section 5.18(a)
affiliates	Section 8.15
Agreement	Preamble
Alpha Director Nominees	Section 1.7(a)
Antitrust Laws	Section 5.7(b)
Benefit Plan	Section 8.15
Book-Entry Shares	Section 2.1(a)
Bribery Act	Section 3.21
business day	Section 8.15
Cancelled Shares	Section 2.1(a)(ii)
Certificate of Merger	Section 1.3
Certificates	Section 2.1(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 8.15
Collective Bargaining Agreement	Section 8.15
Companies Act	Section 8.15
Company	Preamble
Company Approvals	Section 3.2(b)
Company Benefit Plan	Section 3.16(a)
Company Board	Recitals
Company Board Recommendation	Section 3.2(a)
Company Bylaws	Section 8.15
Company Charter	Section 8.15
Company Common Stock	Section 3.1(c)
Company Disclosure Schedule	Article III
Company Employee	Section 3.15
Company Equity Awards	Section 3.1(c)
Company Financial Statements	Section 8.15
Company Fleet Report	Section 3.13(a)
Company Intellectual Property	Section 3.11(a)
Company Intervening Event	Section 8.15
Company IT Assets	Section 8.15
Company Leased Real Property	Section 3.12(a)
Company Material Adverse Effect	Section 8.15
Company Material Contracts	Section 3.19(a)
Company Material Subsidiaries	Section 3.1(b)
Company Notes	Section 5.21

Exhibit A-1

Company Organizational Documents	Section 3.1(b)
Company Permits	Section 3.6(b)
Company Permitted Liens	Section 8.15
Company Preferred Stock	Section 3.1(c)
Company SEC Documents	Section 3.3(a)
Company Share	Section 2.1(a)(iii)
Company Stock Awards	Section 2.3(c)
Company Stock Plans	Section 8.15
Company Shareholder	Section 8.15
Company Shareholder Approval	Section 8.15
Company Shareholder Meeting	Section 5.5(b)
Company Superior Proposal	Section 8.15
Company Termination Fee	Section 7.3(b)
Company Transaction Documents	Section 3.2(a)
Confidentiality Agreement	Section 5.3(b)
Contract	Section 3.19(a)
control	Section 8.15
Converted Option	Section 2.3(b)
Effective Time	Section 1.3
End Date	Section 7.1(b)
Environmental Law	Section 8.15
ERISA	Section 8.15
ERISA Affiliate	Section 8.15
Exchange Act	Section 3.2(b)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(a)(iii)
Existing Option	Section 2.3(b)
Expatriated Entity Rules	Section 5.14
Export Control Laws	Section 8.15
FCPA	Section 3.21
Foreign Investment Laws	Section 5.7(b)
Form S-4	Section 3.25
Fractional Share Cash Amount	Section 2.1(d)
GAAP	Section 3.3(b)
Governmental Entity	Section 3.2(b)
Hazardous Materials	Section 8.15
HSR Act	Section 3.2(b)
Indemnified Party	Section 5.9(b)
Indenture	Section 5.21
knowledge	Section 8.15
Law or Laws	Section 3.6(a)
Letter of Transmittal	Section 2.2(c)
Lien	Section 3.2(c)
Maximum Amount	Section 5.9(c)

Exhibit A-2

Merger	Recitals
Merger Consideration	Section 2.1(a)(iii)
Merger Sub	Preamble
Noteholders	Section 5.21
NYSE	Section 3.2(b)
OFAC	Section 3.22(a)
Order	Section 8.15
Parent	Preamble
Parent Approvals	Section 4.2(b)
Parent Benefit Plan	Section 4.16(a)
Parent Board	Recitals
Parent Board Recommendation	Section 4.2(a)
Parent Class A Ordinary Shares	Section 8.15
Parent Class B Ordinary Shares	Section 8.15
Parent Closing Price	Section 8.15
Parent Disclosure Schedule	Article IV
Parent Employee	Section 4.15
Parent Financial Statements	Section 8.15
Parent Fleet Report	Section 4.13(a)
Parent Intellectual Property	Section 4.11(a)
Parent Intervening Event	Section 8.15
Parent IT Assets	Section 8.15
Parent Leased Real Property	Section 4.12(a)
Parent Material Adverse Effect	Section 8.15
Parent Material Contracts	Section 4.19(a)
Parent Material Subsidiaries	Section 4.1(b)
Parent Ordinary Shares	Section 8.15
Parent Organizational Documents	Section 4.1(b)
Parent Permits	Section 4.6(b)
Parent Permitted Lien	Section 8.15
Parent SEC Documents	Section 4.3(a)
Parent Shareholder	Section 8.15
Parent Shareholder Approval	Section 8.15
Parent Shareholder Meeting	Section 5.5(c)
Parent Shareholder Resolutions	Section 8.15
Parent Stock Awards	Section 4.1(c)
Parent Stock Plans	Section 8.15
Parent Superior Proposal	Section 8.15
Parent Termination Fee	Section 7.3(b)
Parent Transaction Documents	Section 4.2(a)
Parties	Preamble
Permits	Section 4.6(b)
person	Section 8.15
Proxy Statement/Prospectus	Section 3.25
Qualified Plan	Section 3.16(b)

Exhibit A-3

Release	Section 8.15
Relevant Authority	Section 8.15
Remaining Stock Plan Shares	Section 2.3(d)
Remedies Exceptions	Section 3.2(a)
Representatives	Section 5.4(a)
Sarbanes-Oxley Act	Section 3.3(a)
SEC	Section 3.3(a)
Securities Act	Section 3.2(b)
Shareholder Meetings	Section 8.15
Subsidiaries	Section 8.15
Surviving Company	Recitals
Takeover Code	Section 8.15
Takeover Proposal	Section 8.15
Tax or Taxes	Section 8.15
Tax Return	Section 8.15
TBOC	Recitals
Termination Date	Section 5.1(a)
Third Party	Section 8.13(b)
Third Party Rights Clause	Section 8.13(a)
Trade Sanctions	Section 8.15
Transfer Taxes	Section 8.2
Treasury Regulations	Section 8.15
Trustee	Section 5.21
VAT	Section 8.15

Exhibit A-4